UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SPAR Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held August 31, 2020

To the Stockholders of SPAR Group, Inc.:

You are invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Corporation"), which will be held virtually (See Novel Coronavirus (COVID-19) Outbreak, below) on Monday, August 31, 2020, at 12:00 PM (noon), Eastern Time. You are invited to attend the Special Meeting virtually or by proxy (but not in person). The Special Meeting is being held for the following purposes:

1.

To consider and vote on the stockholder proposal to increase the size of the Board by one additional director if no vacancy then exists on the Board and to elect James R. Brown Sr. as a Director of SGRP to serve until the next annual meeting of stockholders and until his successor is elected and qualified (See Proposal 1, below).

2.	To adjourn or postpone the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the stockholders of record at the close of business on July 6, 2020 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/James R. Segreto
James R. Segreto Secretary, Treasurer and Chief Financial Officer

July 17, 2020
White Plains, New York

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE special STOCKHOLDERS MEETING TO BE HELD VIRTUALLY ON AUGUST 31, 2020: THE PROXY STATEMENT IS AVAILABLE AT investors.sparinc.com/sec-filings. YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR CAST YOUR PROXY VOTES BY TELEPHONE OR INTERNET, AS PROVIDED IN THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE VIRTUALLY PRESENT AT THE MEETING. REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO MR. JAMES R. SEGRETO, SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE CORPORATION: SPAR GROUP, INC., 333 WESTCHESTER AVENUE, SOUTH BUILDING, SUITE 204, WHITE PLAINS, NEW YORK 10604.

  SPAR GROUP, INC.
333 Westchester Avenue
South Building, Suite 204
White Plains, New York 10604

PROXY STATEMENT

Special Meeting of Stockholders
To Be Held On August 31, 2020

GENERAL INFORMATION

This Proxy Statement (this "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of SPAR Group, Inc., a Delaware corporation ("SGRP" or the "Corporation", and together with its subsidiaries, "SPAR Group" or the "Company"), for use at the Special Meeting of Stockholders to be held virtually (See Novel Coronavirus (COVID-19) Outbreak, below) on Monday, August 31, 2020, at 12:00 PM (noon), Eastern Time (the "Special Meeting"). This Proxy Statement and the form of proxy to be utilized at the Special Meeting were mailed or delivered to the stockholders of SGRP on or about July 17, 2020, as filed on July 17, 2020, with the SEC.

First Special Meeting and Proxy Coding Error

This Proxy Statement concerns the Special Meeting to be held on August 31, 2020. A prior special meeting of SGRP’s stockholders was scheduled and adjourned to April 30, 2020, which included, among its proposals, a proposal that is identical to the proposal that will be voted on at the Special Meeting (the “Prior Proposal”) (i.e., a stockholder proposal to increase the size of the Board by one additional director if no vacancy then exists on the Board and to elect James R. Brown Sr. as a Director of SGRP to serve until the next annual meeting of stockholders and until his successor is elected and qualified) (the "First Special Meeting"). For more information respecting the First Special Meeting, see SGRP's Definitive Proxy Statement and Information Statement (the "First Special Meeting Proxy/Information Statement"), each filed with the Securities and Exchange Commission (the "SEC") on April 3, 2020, and SGRP's Definitive Proxy Statement and Information Statement (the "2020 Annual Meeting Proxy/Information Statement") for the Annual Meeting of SGRP’s stockholders held on May 13, 2020 (the “2020 Annual Meeting”), filed, respectively, with the SEC on May 1, 2020 and May 4, 2020. Among other proposals submitted to stockholders at the First Special Meeting, the Prior Proposal did not pass. See SGRP’s Current Report on Form 8-K respecting the First Special Meeting voting results as filed with the SEC on May 4, 2020 (the "First Special Meeting Report").

At approximately 12:15 PM, Eastern Time, on April 30, 2020, the polls (i.e., voting period) closed for the First Special Meeting (the "Poll Closing"). See the First Special Meeting Report respecting the meeting voting results.

On or around May 1, 2020, long after the Poll Closing, Mr. Robert G. Brown contacted Computershare, Inc. and Computershare Trust Company, N.A, ("Computershare"), SGRP’s transfer agent and proxy tabulator for its stockholder meetings, and Broadridge Financial Solutions, Inc. ("Broadridge"), a proxy service provider to various brokerage houses, demanding a recalculation of the voting results of the First Special Meeting. However, neither Computershare nor Broadridge calculated any votes for the First Special Meeting, which were tallied by the Corporation after the proxies were voted by the proxy agent at the First Special Meeting. See the First Special Meeting Report.

Mr. Robert G. Brown claimed to Computershare and Broadridge that the stockholder votes on a proposal to consider and grant authority to the Board to increase the size of the Board without further stockholder action if the Board deems it reasonably necessary for majority board independence under Nasdaq rules (the “Nasdaq Board Expansion Proposal”) were tabulated incorrectly because proxies representing 2,935,178 SGRP shares were delivered by Broadridge (the "Broadridge Proxies") with specific instructions to vote "NO" on the Nasdaq Board Expansion Proposal. However, the Broadridge Proxies did not give specific instructions on any other proposal, and accordingly Delaware law required the proxy agent to vote the Broadridge Proxies on the other proposals in accordance with the default instructions in the proxy reflecting the recommendations of the Board as disclosed under the QUORUM AND VOTING REQUIREMENTS caption in the First Special Meeting Proxy/Information Statement (the "Default Instructions"), which included the instruction to vote "NO" on the Prior Proposal.

After Mr. Robert G. Brown contacted it, Broadridge contacted the New York Stock Exchange (“NYSE”) (even though SGRP shares are listed on Nasdaq) regarding the NYSE’s guidance. Broadridge subsequently confirmed to the Corporation on May 18, 2020, that, since the proposal was a non-routine matter, giving specific instructions on the Nasdaq Board Expansion Proposal under the NYSE rules (which they nevertheless apply) would have been a coding error by it on its submission of the Broadridge Proxies to Computershare (the "Coding Error"). The Corporation accepts Broadridge's opinion regarding its Coding Error in the Broadridge Proxies respecting the Nasdaq Board Expansion Proposal.

The Nasdaq Board Expansion Proposal would have been defeated whether or not Broadridge had given instructions to vote "NO", "YES" or "ABSTAIN" on such proposal as it did. A change in its instructions likewise would not have affected the outcome of any other proposal, including the rejection of the Prior Proposal, as Delaware law would still have required the proxy agent to vote the Broadridge Proxies on the other proposals in accordance with the Default Instructions. Had the Broadridge Proxies not been returned at all, the Prior Proposal would likely have instead passed. Alternatively, had the Broadridge Proxies been returned with all blanks, the proxy agent would have been required by Delaware law to vote the Broadridge Proxies on the other proposals in accordance with the Default Instructions, and the Prior Proposal would still have been rejected.

On May 4, 2020, Computershare contacted the Corporation to inform the Corporation of the possible Coding Error and confirm whether the Corporation would accept new, corrected Broadridge Proxies. The Corporation instructed Computershare that it cannot accept any changed proxies after the Poll Closing.

Delaware General Corporation Law Section 231(c) provides [Emphasis added]:

"The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise."

On May 1, 2020, the Corporation received an email from Mr. Robert G. Brown demanding a recalculation of the voting results of the First Special Meeting. Mr. Robert G. Brown has requested that the Corporation permit Broadridge to change the Broadridge Proxies, for Computershare to accept the Broadridge changes and retabulate all of the First Special Meeting proxies, for the Corporation to reopen the polls and recount the First Special Meeting votes, whether or not the Corporation receives such a Delaware Court Order. Mr. Robert G. Brown also has demanded that, as a result, Mr. James R. Brown Sr. be immediately seated as a director on the Board.

After review of this issue, consultation with several outside counsel and discussion with the entities responsible for oversight of the voting process, the Corporation believes that the Coding Error was not a calculation error that can be remedied simply by correcting a typographical, mathematical or similar error. All votes that were cast (including the Broadridge Proxies) were voted by the proxy agent in accordance with the proxies and their specific instructions and Default Instructions and counted correctly. Rather, a change in the Broadridge Proxies for Broadridge to "correct" its Coding Error would require the submission of new, corrected proxies—after the Poll Closing —for the Broadridge Proxies. The Corporation believes that, under Delaware law, once voting on a stockholder meeting has been closed, the Corporation cannot accept new or changed proxies unless ordered to do so by the Delaware Chancery Court. The Corporation has not yet received such an order and accordingly cannot yet accept new proxies as it relates to the Broadridge Proxies and the Nasdaq Board Expansion Proposal.

Request for the Special Meeting

On May 28, 2020, SGRP electronically received delivery of a Written Request of Stockholders from Robert G. Brown, SP/R, Inc. Defined Benefit Pension Trust (the "Trust"), which is a trust for the benefit (in part) of Robert G. Brown and controlled by Robert G. Brown's children as its trustees, and Innovative Global Technologies, LLC, of which Robert G. Brown is a trustee (collectively, with Robert G. Brown and the Trust, the "Brown Group"). In it, the Brown Group requested the Special Meeting be called in order to consider and vote upon Proposal 1 (see below) (the “Special Meeting Request”). The Brown Group owns and shares voting power respecting 6,156,918 SGRP shares, or approximately 29.3% of the 21,000,919 outstanding SGRP Shares outstanding on May 28, 2020, which exceeds the minimum ownership threshold of 20% required by SGRP's By-Laws to call a special meeting of SGRP's stockholders (which threshold was 25% prior to the Brown Group requested changes approved by SGRP's stockholders on May 13, 2020). William H. Bartels did not participate in the Special Meeting Request. For further information on the Special Meeting Request, See Proposal 1 below.

Novel Coronavirus (COVID-19) Outbreak

In compliance with the orders of the applicable authorities as a result of the Novel Coronavirus (COVID-19) outbreak, the stockholders of SGRP will NOT be permitted to attend the Special Meeting in person, but they will still be able to attend by proxy or vote electronically as described in this Proxy Statement.  Details regarding virtual attendance will be posted on SGRP's website, sparinc.com, under the Investor Relations Tab.

MATTER TO BE CONSIDERED

The Special Meeting has been called to consider and vote (1) on the stockholder proposal to increase the size of the Board by one additional director if no vacancy then exists on the Board and to elect James R. Brown Sr. as a Director of SGRP to serve until the next annual meeting of stockholders and until his successor is elected and qualified (See Proposal 1, below) and (2) to adjourn or postpone the meeting.

RECORD DATE AND VOTING

The Board has fixed the close of business on July 6, 2020 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof. As of the Record Date, there were 21,108,352 shares outstanding of SGRP's common stock, $0.01 par value (the "Common Stock"), and there were no shares outstanding of SGRP's series "A" preferred stock, $0.01 par value (the "Preferred Stock").

QUORUM AND VOTING REQUIREMENTS

Previously, Section 2.07 of the Restated By-Laws (as defined below) provided that the removal of any director from the Board requires the affirmative vote of a majority of all shares entitled to vote (the "Original Director Removal Standard"), which absolute majority also is required by Delaware law, and provided that the election of any director to the Board requires the affirmative vote of a majority of the votes cast (the "Original Director Election Standard"). Pursuant to the Delaware Settlement (see INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON - Prior Actions of the Majority Stockholders and their Control Group and Related Delaware Settlement, below), Robert G. Brown, a substantial stockholder of SGRP and former Executive Chairman and current director of the Corporation, and William H. Bartels, a substantial stockholder of the Corporation and current Vice Chairman and director of the Corporation, but who retired as an employee of SGRP as of January 1, 2020 (see Bartels' Retirement and Director Compensation, below) (collectively, the "Majority Stockholders") previously agreed to the Original Director Removal Standard and Original Director Election Standard.

However, the Majority Stockholders proposed an amendment to the Original Director Removal Standard (which amendment was approved by SGRP's stockholders on May 13, 2020), despite the fact that the Majority Stockholders had previously agreed to the Original Director Removal Standard pursuant to the Delaware Settlement. The amendment to the Original Director Removal Standard provides that any director may be removed by a majority of votes cast at a stockholders meeting where a quorum is met (the "Amended Director Removal Standard"), even though less than the votes of a majority. The Amended Director Removal Standard potentially allows for the removal of a director if even only a single share voted for such removal and the remaining shares neglected to vote on such removal. Based on advice provided by Delaware counsel, SGRP management believes this amendment runs contrary to Delaware law, which provides that any such director removal requires a "majority of shares entitled to vote" standard.

Counsel has advised SGRP, and the Governance Committee agrees, that the Amended Director Removal Standard is inconsistent with Delaware law. SGRP will comply with all applicable law and not give effect to the Amended Director Removal Standard unless ordered by a court to do so as provided in Section 2.11 of the Restated By-Laws.

The Majority Stockholders also proposed an amendment to the Original Director Election Standard (which amendment was described in the 2020 Annual Meeting Proxy/Information Statement and was approved by SGRP's stockholders on May 13, 2020), despite the fact that the Majority Stockholders had previously agreed to the Original Director Election Standard pursuant to the Delaware Settlement. The amendment to the Original Director Election Standard provides that any director may be elected only by the affirmative vote of a majority of all stockholders (the "Amended Director Election Standard"), even though a majority of votes cast at a meeting at which a quorum is present vote to elect such director. This is essentially a supermajority requirement requiring more than a majority of the votes cast making it easier for holders of a significant number of shares to block an election. However, the May revisions to the Amended Director Election Standard would (if applied) only require a majority of votes cast at director elections requested by stockholders at a special meeting, making it easier for holders of a significant number of shares to approve an election held at a special meeting of SGRP’s stockholders (the "Amended Director Election Exception").

As described in the 2020 Annual Meeting Proxy/Information Statement: (i) Counsel has advised SGRP that having different election requirements for the election of directors in special meetings violates Delaware law by having differing voting standards for the same class of stock; and (ii) SGRP will comply with all applicable law and not give effect to the inconsistent Amended Director Election Exception in a special election unless ordered by a court to do so.

Each stockholder of record is entitled to one vote for each share of Common Stock on any matter coming before the Special Meeting. The holders of record of at least one-half of the outstanding shares of Common Stock entitled to vote at the Special Meeting (10,554,177 shares) must be present at the Special Meeting (virtually or by proxy) and will constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld or abstentions are cast or shares that are "broker non-votes" (as discussed below), will be considered present at the Special Meeting for purposes of determining a quorum.

Brokers holding shares of Common Stock for beneficial owners in "street name" must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on "routine" proposals, (e.g., the vote to ratify the selection of the independent registered accounting firm), which means that a broker may vote on behalf of a beneficial owner for such "routine" proposals in the broker's discretion if the beneficial owner does not provide specific instructions to the broker. However, in the case of the Special Meeting, the proposal to be voted on by SGRP's stockholders of record is a "non-routine" proposal. Therefore, a broker may not vote on the proposal at the Special Meeting unless it receives specific instructions from the beneficial owner. A "broker non-vote" occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to each of the proposals to be voted on at the Special Meeting, your broker may not vote with respect to any such proposals.

In accordance with the Restated By-Laws, votes cast for any proposal do not include abstentions, non-votes (including broker non-votes) or inconclusive votes (i.e., no box clearly checked, multiple boxes checked, and the like) respecting any candidate or matter.

As described above respecting the Amended Director Election Exception (which the Corporation will not apply), the affirmative vote of a majority of all stockholders virtually or by proxy will be required for the election of James R. Brown Sr. to serve as a director. Votes withheld and abstentions are not counted as votes "FOR" or "AGAINST" the director nominee and will have no effect on the outcome of the election other being excluded from the number of affirmative votes cast.

All proxies that are properly completed, signed and returned (or registered, completed, authenticated and submitted if by telephone or internet) prior to the Special Meeting will be voted in accordance with the directions made thereon or, in the absence of directions, against the stockholder proposal to increase the size of the Board by one additional director if no vacancy then exists on the Board and to elect James R. Brown Sr. to serve as a Director (See Proposal 1, below).

In accordance with the Restated By-Laws, no proposals or matters other than those specifically described above are permitted to come before the Special Meeting. If any other matters or motions are attempted to be presented at the Special Meeting, they will be ruled out of order and denied. It is the intention of the persons named in the accompanying form of Proxy to vote Proxies in accordance with their judgment on those matters or motions to the greatest extent permitted by applicable law, including any matter dealing with the conduct of the Special Meeting.

Proxies may be revoked at any time prior to their exercise (1) by written notification to the Secretary of SGRP at SGRP's principal executive offices located at 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, (2) by delivering a duly executed proxy bearing a later date, or (3) by the stockholder virtually attending the Special Meeting and voting his or her shares electronically.

PROXY STATEMENT PROPOSAL

YOU HAVE A VOTE, WE ARE ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED TO SEND US A PROXY WITH RESPECT TO THE FOLLOWING PROPOSAL TO BE VOTED UPON AT THE SPECIAL MEETING.

PROPOSAL 1 — STOCKHOLDER PROPOSAL TO INCREASE THE SIZE OF THE BOARD BY ONE ADDITIONAL DIRECTOR IF NO VACANCY THEN EXISTS ON THE BOARD AND TO ELECT JAMES R. BROWN SR. AS A DIRECTOR

Background

On May 28, 2020, SGRP electronically received delivery of a Written Request of Stockholders from the Brown Group. In it, the Brown Group requested that this special meeting of SGRP's stockholders be called in order to consider and vote upon the increase of the size of the Board by one director if no vacancy exists and the appointment to the Board of James R. Brown Sr. as a director. The Brown Group owns and shares voting power which exceeds the minimum ownership threshold of 20% required by the Restated By-Laws to call a special meeting of SGRP's stockholders.

The Brown Group also called for the First Special Meeting to consider (among other things), at the Brown Group's request, the appointment to the Board of James R. Brown Sr. as a Director, but that proposal was not approved, and Mr. James R. Brown Sr. is not currently a SGRP director. For more information respecting the First Special Meeting and voting results, see the First Special Meeting Proxy/Information Statement and the First Special Meeting Report.

James R. Brown Sr. is the brother of Robert G. Brown, who was Chairman and a director and officer of SGRP through May 3, 2018, is a significant stockholder of SGRP, is part of a 13D control group, and who again became a director on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. William H. Bartels (see Information in Connection with Appointment of Robert G. Brown as a Director and Background in Proposal 1 in the First Special Meeting Proxy/Information Statement). Mr. James R. Brown Sr. also is the father of director Peter W. Brown, who joined the Board of SGRP in May 2018 to represent the Brown family interests (see Determining Independence and Re-determining Status of Messrs. Mayer and Lazaretos in the Annual Meeting Proxy/Information Statement and THE BOARD OF DIRECTORS OF THE CORPORATION in the First Special Meeting Proxy/Information Statement).

Since there is no presumption of independence under the applicable Nasdaq rules or the Charter of the Governance Committee (see Determining Independence and Re-determining Status of Messrs. Mayer and Lazaretos in Proposal 1 in the First Special Meeting Proxy/Information Statement), in the event James R. Brown Sr. is elected as a director, James R. Brown Sr. will be considered non-independent unless and until determined otherwise by the Governance Committee (if ever). SGRP expects the Governance Committee and the independent directors of the Board to determine that James R. Brown Sr. would not be independent pursuant to applicable Nasdaq rules and the Governance Committee Charter.

SGRP currently has six independent directors out of ten, and thus the Board has a majority of independent directors. The independent directors are Arthur B. Drogue, R. Eric McCarthey, Jeffrey A. Mayer, Arthur H. Baer, Panagiotis "Panos" Lazaretos and Igor Novgorodtsev. However, SGRP received notice from Messrs. Drogue and McCarthey that they will each retire as directors of SGRP, effective August 1, 2020 (the "Retirements").

Accordingly, if: (1) the vacancies created by the Retirements are not filled by new independent directors, (2) James R. Brown Sr. is appointed as a director at this Special Meeting as requested by the Brown Group and (3) the Governance Committee determines that James R. Brown Sr. is not independent, then SGRP will only have four independent directors out of nine on the Board, and therefore, SGRP will no longer have a majority independent Board as required by applicable Nasdaq rules. Alternatively, if SGRP appoints two independent directors to fill the vacancies created by the Retirements and James R. Brown is elected as a non-independent director, SGRP will have six out of eleven independent directors in compliance with applicable Nasdaq rules on director independence. The Governance Committee is continuing to identify potential independent director candidates to fill the vacancies that will be created by the Retirements. See SGRP's Current Report on Form 8-K, filed with the SEC on May 12, 2020, for further information regarding the SGRP's risk of future violations of the applicable Nasdaq rules on director independence.

This is a two-part stockholder proposal to first increase the size of the Board by one additional director if no vacancy then exists on the Board, and then to elect James R. Brown Sr. as a Director of SGRP to serve until the next annual meeting of stockholders and until his successor is elected and qualified.

James R. Brown Sr. retired in 2015 from his position as Labor Counsel for the Public Massachusetts Community College System, a system comprised of fifteen individual colleges. James R. Brown Sr. represented the community college system in labor and other areas of law, including serving as chief spokesperson and negotiator during collective bargaining contract negotiations, impact bargaining, grievance hearings, and arbitrations at the American Arbitration Association. He represented the community colleges before administrative agencies in both state and appellate courts and advised on labor and employee matters including discipline and appointments. James R. Brown Sr. also advised the community colleges regarding business contracts, compliance with the commonwealth's ethics' and public records' laws, and campus safety. James R. Brown Sr. served in his position as Labor Counsel since 1997. Prior to that, James R. Brown Sr. was a part-time labor and employment consultant to individual public higher education community colleges as well as Boston State University. James R. Brown Sr. received a BS in Finance and an MBA from Boston University. James R. Brown Sr. received a JD from New England Law-Boston.

In absence of instructions to the contrary, proxies covering shares of Common Stock will be voted against the election of the nominee.

The nominee has consented to being named in this Proxy Statement as a nominee for Director and has agreed to serve as a Director of SGRP if elected. In the event the nominee for election as Director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by SGRP. Management has no present knowledge that the person named will be unable to serve.

No arrangement or understanding exists between the nominee and any other person or persons pursuant to which any nominee was or is to be selected as a Director or nominee.

The number of Directors on the Board is fixed at ten directors as of the date of this Proxy Statement, but may be increased to eleven directors at the Special Meeting (See Board Size, below).

Messrs. Drogue, McCarthey, Mayer, Baer, Novgorodtsev and Olivier do not support this proposal. Mr. Bartels, Mr. Peter Brown and Mr. Lazaretos abstained. Mr. Robert G. Brown supports this proposal.

a majority of THE BOARD OF DIRECTORS and the goVernance cobmmittee each RECOMMENDS YOU VOTE "AGAINST" the proposal and nominee identified above.

THE BOARD OF DIRECTORS OF THE CORPORATION

The Board is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the "Company"), both directly and through its committees (see "Corporate Governance" below). The current members of the Board and the nominee for election to the Board are set forth below:

Name	Age	Position with SPAR Group, Inc.
Arthur B. Drogue	74	Chairman of the Board
Christiaan M. Olivier	55	Chief Executive Officer, President and Director
William H. Bartels	75	Vice Chairman and Director
Arthur H. Baer (1)	73	Director and Chairman of the Audit Committee
R. Eric McCarthey (2)	64	Director
Peter W. Brown	38	Director
Jeffrey A. Mayer (1)	68	Director and Chairman of the Governance Committee
Panagiotis ("Panos") N. Lazaretos (3)	47	Director
Robert G. Brown	76	Director
Igor Novgorodtsev (1)	TBD	Director and Chairman of the Compensation Committee
James R. Brown Sr.	73	Nominee

(1)	Member of the Governance, Compensation and Audit Committees
(2)	Member of the Audit Committee until August 1, 2020
(3)	Member of the Compensation Committee

Arthur B. Drogue has served as a Chairman of the Board of SGRP for the past 16 months and has been an independent Director of the company since January 2013. He has previously served as the Lead Director, as the Chairman of the Governance Committee of SGRP since and as Chairman of the Special Subcommittee of the Audit Committee. Mr. Drogue also previously served as a member of SGRP’s Audit Committee and Compensation Committee. Mr. Drogue has earned the Board Fellow distinction in the National Association of Corporate Directors (a/k/a NACD) having completed the Board Professional and Board Masters courses. Mr. Drogue was Senior Vice President of Sales and Customer Development for the America's at Unilever during 2009 and 2010. Prior to that, he led Unilever's U.S. Sales and Customer Development organization through eight years of outstanding growth and earnings success while merging six separate companies into one of the U.S.'s preeminent consumer packaged goods companies with over $12 billion in annual sales. His previous professional experience includes senior management positions at Best Foods, Nabisco, Northeastern Organization (a/k/a NEO), and General Mills. Mr. Drogue also has held positions on several corporate and industry boards and has received numerous awards for his achievements. He has served on the board of GS1 U.S., has served as Chairman of the Global Marketing Committee of the Consumer Goods Forum (previously named CIES), has served as Chairman of the Board of Apollo Foods, has served as an Operating Partner at Raptor Consumer Fund, and in addition to his board service at SGRP, he has served on the board of J.M. Global Holdings, serves as Chairman of the Board of Demers Foods, serves on the board of Ruiz Foods chairing the Governance committee and serves on the Audit committee. Mr. Drogue is also a founding partner of The Resource Team, a consulting practice focusing on the consumer package goods industry. The Board concluded that Mr. Drogue should be a director of the Corporation because of his extensive experience as a director and senior manager of companies in the retail industry. Mr. Drogue will retire as director of SGRP effective August 1, 2020.

Christiaan M. Olivier serves as the Chief Executive Officer, President and a Director of SGRP and has held such positions since his appointment as Chief Executive Officer of SGRP on September 5, 2017. With over 25 years as a retail executive he has successfully led global organizations bringing positive transformation in the areas of strategy, business development, sales, marketing, client service and operations. His ability to unite groups and executives have continually grown revenue and client base within each company he has served. Prior to joining SGRP, Mr. Olivier served as President of Retail Activation with the Omnicom Group, during his tenure there he considerably increased new business. Before that, he was President at Advantage Sales and Marketing. Mr. Olivier was also Chief Executive Officer at the Smollan Group, a sales and marketing service firm located in South Africa. The Board concluded that Mr. Olivier should be a director of the Corporation because he serves as the Chief Executive Officer of the Corporation and because of his extensive experience in senior management in retail marketing and services.

William H. Bartels serves as Vice Chairman and a Director of SGRP and has held these positions since July 8, 1999 (the effective date of the Merger). He retired as an employee of the Company as of January 1, 2020 (in accordance with the actions of SGRP's Compensation Committee on January 22, 2020).  See Bartels' Retirement and Director Compensation, below.  Mr. Bartels most recently led the Company's domestic M&A activity, expanding SPAR's presence and building relationships throughout the industry. Recently, he located and assisted in the acquisition of Resource Plus and their affiliated marketing service and related technology and fixture manufacturing companies.  Prior to the Merger, he served as Vice Chairman, Secretary, Treasurer and Senior Vice President of the SPAR Marketing Companies (a business he co-founded) since 1967. From 1967 to 1999, he was responsible for sales and marketing of the SPARLINE technology and its related consulting business for evaluating trade promotion spending and strategies for the top tier of CPG companies, domestic and international.  He gained industry wide recognition for SPARLINE (which ceased being a Company product and became a related party product in 1999) as reported through numerous industry publications, while negotiating partnerships with research companies in the U.K and Australia for using the system. He has spoken at conferences in the U.S., Europe, and South America such as: Advertising Research Foundation, Promotion Marketing Association of America, European Society of Marketing Research, Advertising Age and American Management Association. When SPAR began its marketing service business, Mr. Bartels again assumed a business development role and was individually responsible for signing a significant portion of SPAR's customer revenue.

R. Eric McCarthey joined the Board of SGRP as of November 2015, became the Chairman of the Governance Committee effective March 1, 2020, served as the Chairman of the Audit Committee from May 2016 through February 1, 2020, and served as a member of the Compensation and Governance Committees and the Special Subcommittee of the Audit Committee through May 28, 2020. Mr. McCarthey is a member of the Audit Committee. Mr. McCarthey is currently CEO of Shelty-Viking Capital Group, LLC, a private equity holding company with principal ownership in various firms. He is a past Chairman of the Atlanta chapter of National Association of Corporate Directors. Mr. McCarthey had a 30-year career with The Coca-Cola Company and was most recently Senior Vice President, Global Commercial/Customer Strategic Planning & Execution. He had served in several global leadership roles throughout his career with The Coca-Cola Company. Mr. McCarthey also serves on the boards of two privately held companies, Interra International, where he is Chairman of the Strategy Committee and Saulsbury Industries, where he is Chairman of the Governance Committee. He had previously served on the boards of Standard Register as Chairman of the Strategy Committee until the company was sold in 2016 and Global Imaging as Chairman of the Audit Committee until the company was sold in 2007. The Board concluded that Mr. McCarthey should be a director of the Corporation because of his extensive experience in senior management and financial matters in retail marketing and services. Mr. McCarthey will retire as director of SGRP effective August 1, 2020.

Mr. Jeffrey A. Mayer joined the Board of SGRP in January 2019 and is the Chairman of the Compensation and Governance Committees and serves as a member of the Audit Committee. Mr. Mayer has had a long career as an entrepreneur and executive in the energy industry. Since 2018 Mr. Mayer has served as the executive chairman of Oasis Charger Corporation, the manufacturer and distributor of the Juice Bar EV charger systems. Since 2011 Mr. Mayer founded and served as Present and CEO of Soluxe Inc., and chairman of its subsidiaries, Solomon Energy Inc. Solomon Energy Advisors LLC, and Solomon Community Solar LLC. Since 2015 Mr. Mayer served as advisor to and venture partner of Oak Investment Partners. In addition to SPAR Group, he is a member of the Boards of Directors of Photobucket Corp. and Tomorrow Energy Inc. He serves on a number of not-for-profit boards including Kingsley Trust Association and Social Venture Partners of Connecticut. In 1999 Mr. Mayer founded, and through 2011 served as CEO and President of, and chairman or a member of the Board of, MXenergy, Inc., which was an SEC reporting entity. From 1993 through 1999, Mr. Mayer served as a managing director of AIG Trading Corporation and Sempra Energy Trading Company and as President of AIG Securities Corporation and AIG Clearing Corporation. From 1999 through 2005, Mr. Mayer served as a member of the Risk Oversight Committee of Northeast Utilities and consultant to Northeast Utilities and to Chicago Board of Trade Clearing Corporation. From 1987 through 1993, Mr. Mayer served as a Vice President of Goldman Sachs & Co., and from 1984 through 1987, Mr. Mayer served as the chief counsel of the J. Aron Commodities Division of Goldman Sachs & Co. From 1979 through 1983 Mr. Mayer served as an attorney with Barrett Smith Schapiro Simon & Armstrong in New York, NY. Mr. Mayer is a graduate of Yale University (B.A. 1973) and New York University (L.L.B. 1978). The Board concluded that Mr. Mayer should be a director of the Corporation because of his experience as a director of an SEC reporting entity, extensive management experience and legal expertise.

Arthur H. Baer serves as a Director of SGRP, became the Chairman of the Audit Committee effective February 1, 2020, serves as a member of the Audit, Compensation and Governance Committees and the Special Subcommittee of the Audit Committee, and has done so since September 3, 2019. He was a Legislator in Columbia County, New York until 2015 and previously served as the Chairman of the Board of Supervisors from January 2008 to December 2009 and as County Executive during the same period.  Mr. Baer was Dean of the College of Business and Administration at Drexel University in Philadelphia from 1993 to 1996.  For 20 years (from 1998 through August of 2018), he was also a Director and Audit Committee Chair for Seneca Foods, Inc., a multi-billion dollar international food company. Mr. Baer's business background also includes experience in managing businesses, senior leadership development and the evaluation of strategic opportunities and challenges. He was President of Hudson Valley Publishing from 2003 to 2008 and also held the position from 1998 to 1999. He was President of Arrow Electronics Europe from 2000 to 2002 and President of XYAN Inc. from 1996 to 1998. Mr. Baer has also served as a senior executive at Standard Brands, Northwest Industries, and Cablevision Systems.  He holds a B.A. and M.B.A. from Columbia University.  The Board concluded that Mr. Baer should be a director of the Corporation because of his extensive experience in senior management and financial matters and the evaluation of strategic opportunities and challenges.

Peter W. Brown joined the Board of SGRP in May 2018, served as a Board Observer to the Corporation's Board of Directors from 2014 through December 2016, serves as a director of the Corporation's Brazilian subsidiary, SPAR BSMT and owns EILLC (which owns 10% of SPAR BSMT). (See Transactions with Related Persons, Promoters and Certain Control Persons - International Related Party Services, below). He also has served as a director of Business Ideas Provider, LTD, since 2012, and represented SAS as a director of Affinity Insurance, LTD, since 2013. Mr. Peter Brown received a BS from the University of Massachusetts's School of Natural Science and an MBA from the University of Massachusetts's Isenberg School of Management.

Panagiotis ("Panos") N. Lazaretos.  Mr. Lazaretos joined the SGRP Board on December 10, 2019, when his appointment under the Written Consents became effective (see Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, in the Annual Meeting Proxy/Information Statement).  Mr. Lazaretos serves as a member of the Compensation Committee.  Mr. Lazaretos has over 15 years of international business development experience focusing on retail service operations and on Central and Eastern Europe, Russia, the Middle East and North Africa. Mr. Lazaretos is a co-founder and significant shareholder of and since November 2017 has been the Chief Executive Officer and Chairman of the Board of Directors of Thenablers, Inc., a non-operational international business development organization that will be focused on the design and execution of new market strategies for its clients.  Robert G. Brown, William H. Bartels and a number of their related parties are investors in Thenablers (although they collectively own less than one-half percent of the Thenablers outstanding stock). According to its most recent SEC Filings, Thenablers, Inc. is a development-stage company and has recorded no revenue through June 30, 2019.  From time to time, Mr. Lazaretos has provided consulting services to SPAR InfoTech, Inc., an affiliate of the Corporation owned by Robert G. Brown, who retired as the Chairman and an officer and director of SGRP on May 3, 2018, and who is part of a control group with Mr. Bartels and others.  February 2017 to June 2019, Mr. Lazaretos was a Director of Business Development at Sales Service International. From June 2013 to November 2016, Mr. Lazaretos was a Regional Director for Field Marketing Services for Adecco Group. From June 2002 to May 2013, Mr. Lazaretos was a Vice President of International Operations for SGRP where he worked from Greece and helped SGRP's President of International Operations and Chief Executive Officer in dealing with SGRP's largely autonomous joint venture subsidiaries and related expansions. From July 1999 to June 2002, Mr. Lazaretos was a Director of Technology at SGRP, and held the same position with one of its pre-merger predecessors from June 1997 to July 1999, where he began his career and helped them transition from a paper process to a web-based data collection and reporting platform.  In May 1997, Mr. Lazaretos received a BS in Computer Science from the State University of New York, New York, at New Paltz, and from 1999 to 2001 attended MBA classes focused on information technology at Pace University.

Robert G. Brown rejoined the Board as a director on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels. (See the First Special Meeting Proxy/Information Statement). Mr. Brown served as director of SGRP from July 8, 1999, the effective date of the merger of SPAR Marketing Force, Inc., and related companies, a business he co-founded (the "SPAR Companies"), with PIA Merchandising Services, Inc. (the "Merger") creating SPAR Group Inc., until his retirement on May 3, 2018. Mr. Robert G. Brown served as the non-executive Chairman of SGRP from 2012 through such retirement, as the Executive Chairman and an Officer of SGRP from 2008 through 2012, and as the Executive Chairman, Chief Executive Officer and President of SGRP from July 8, 1999, through 2008.  Prior to the Merger in 1999, Mr. Robert G. Brown served as the Chairman, President and Chief Executive Officer of the SPAR Companies since certain of its predecessors were formed in 1979.

Igor Novgorodtsev was appointed to the Board as a director on May 28, 2020 and serves as a member of the Audit, Compensation and Governance Committees. He is the CEO and founder of FlashAlert, low-latency market news service, and Managing Director of Lares Capital LLC, an investment fund. He also has served in several technology leadership roles at Bank of New York Mellon, Bridgewater Associates, and Intercontinental Stock Exchange. Mr. Novgorodtsev received a MS in Mechanical Engineering from SUNY at Buffalo and MBA from NYU Stern School of Business.

DIRECTOR NOMINEE

James R. Brown Sr. retired in 2015 from his position as Labor Counsel for the Public Massachusetts Community College System, a system comprised of fifteen individual colleges. Mr. Brown represented the community college system in labor and other areas of law, including serving as chief spokesperson and negotiator during collective bargaining contract negotiations, impact bargaining, grievance hearings, and arbitrations at the American Arbitration Association. He represented the community colleges before administrative agencies in both state and appellate courts and advised on labor and employee matters including discipline and appointments. Mr. Brown also advised the community colleges regarding business contracts, compliance with the commonwealth's ethics' and public records' laws, and campus safety. Mr. Brown served in his position as Labor Counsel since 1997. Prior to that, Mr. Brown was a part-time labor and employment consultant to individual public higher education community colleges as well as Boston State University. James R. Brown Sr. received a BS in Finance and an MBA from Boston University. Mr. Brown received a JD from New England Law-Boston.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Prior Actions of the Majority Stockholders and their Control Group and Related Delaware Settlement

On June 1, 2018, June 29, 2018, July 5, 2018, August 6, 2018 and January 25, 2019, the Majority Stockholders each filed an amended Schedule 13D with the Securities and Exchange Commission (the "SEC"), in which they each acknowledged that they "may be deemed to comprise a 'group' within the meaning of (the Securities Exchange Act of 1934)" and "may act in concert with respect to certain matters", including various listed items. Pursuant to those Schedule 13D filings, the Majority Stockholders have acted as a control group and adopted written consents to unilaterally, and without the participation of SGRP's Board, Governance Committee or other stockholders, endeavoring to: approve the selection, appointment and election of Mr. Jeffrey A. Mayer as a director of SGRP; remove Lorrence T. Kellar as an independent director of SGRP; and change the then-current By-Laws of SGRP in order to (among other things) remove authority from the Board through new supermajority requirements and stockholder only approvals (the "Proposed Amendments"), which the Governance Committee believed weakened the Board's independence, and which were contested by SGRP and ultimately concluded in a negotiated settlement that included Mayer's appointment, Mr. Kellar's forced retirement, and the adoption of SGRP's Amended and Restated By-Laws on January 18, 2019 (the "Delaware Settlement"). See Part I, Item 3 -- Legal Proceedings - RELATED PARTIES AND RELATED PARTY LITIGATION, in the 2019 Annual Report. Pursuant to the Delaware Settlement, the parties agreed to amend and restate SGRP's then-current By-Laws (the "2019 Restated By-Laws") with negotiated changes to the Proposed Amendments that preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders' meeting and appointment of those candidates to fill Board vacancies other than those under a stockholder written consent making a removal and appointment. See 2019 Restated By-Laws, below.

Mr. Robert G. Brown and his companies are and have been involved in a number of material adverse claims and actions against the Company.  On March 6, 2020, Robert G. Brown sent an email communication demanding payment to SBS from the Company of $1,707,374.  At SGRP's March 2020 Board meeting, Mr. Bartels was requested by an independent director to compile a list of claims that he and Mr. Brown believe are owed by the Company. On March 17, 2020, that list was given to the Audit Committee Chairman and included additional claims, net of an anticipated reduction, totaling approximately $1.3 million, bringing their total claims to approximately $3 million.  The Company has completely rejected these unfounded and unsubstantiated claims, and believes it was released from all such claims by SBS in the SBS bankruptcy reorganization.  See Domestic Related Party Services, SBS Bankruptcy and Settlement, and March 2020 Claim, below.  See also Infotech Litigation and Settlement, below.

EXECUTIVES AND OFFICERS OF THE CORPORATION

Set forth in the table below are the names, ages and offices held by all Executives and Officers of the Corporation as of December 31, 2019. For biographical information regarding Christiaan M. Olivier, see The Board of Directors of the Corporation, above.

Name	Age	Position with SPAR Group, Inc. (1)(2)

Christiaan M. Olivier	55	Chief Executive Officer, President and a Director

James R. Segreto	71	Chief Financial Officer, Secretary and Treasurer

Kori G. Belzer	54	Chief Operating Officer

Gerard Marrone	57	Chief Revenue Officer

Steven J. Adolph	53	President International

(1)

Under the Corporation's Restated By-Laws and the resolutions of the Board, each of the following individuals have been designated as both an "Executive" and an "Officer" of the Corporation except as otherwise noted below. An Executive is generally an executive officer of the Corporation and part of its senior management.

(2)

Each named individual is an "at will" employee of the Company. Their nominal terms as Executives and Officers are for one year, lasting from one annual stockholders meeting to the next. However, see Potential Severance Payments upon a Change-In-Control and Termination, below.

James R. Segreto serves as Chief Financial Officer, Secretary and Treasurer of SGRP and has done so since December 14, 2007. Prior to his current position, Mr. Segreto served as Vice President and Controller of SGRP since July 8, 1999, the effective date of the Merger. Mr. Segreto served as Chief Financial Officer for Supermarket Communications Systems, Inc. from 1992 to 1997 and LM Capital, LLP from 1990 to 1992. Prior to 1992, he served as Controller of Dorman Roth Foods, Inc.

Kori G. Belzer serves as the Chief Operating Officer of SGRP and has done so since January 1, 2004. From 2000 through 2003, Ms. Belzer served as the Chief Operating Officer of SPAR Administrative Services, Inc. (then known as SPAR Management Services, Inc.) ("SAS"), and SPAR Business Services, Inc. (then known as SPAR Marketing Services, Inc.), each an affiliate of SGRP (see Transactions with Related Persons, Promoters and Certain Control Persons, below). From 1997 to 2000, Ms. Belzer served as Vice President Operations of SAS and as Regional Director of SAS from 1995 to 1997. Prior to 1995, she served as Client Services Manager for SPAR/Servco, Inc.

Gerard (Gerry) Marrone joined SPAR Group, Inc. as SVP Sales & Marketing in January 2017 and was promoted to Chief Revenue Officer in December of the same year. As Chief Revenue Officer he oversees all revenue generation and marketing activities for the company. He is responsible for strategic growth initiatives and expansion of the domestic business. His role includes seeking and leading strategic alliances and joint ventures and he is responsible for developing capabilities and best practices within the sales and marketing function that will be shared and implemented across the organization and the international network.

Steven J. Adolph serves as the President International of SGRP and has done so since June 21, 2016. Prior to his current position, Mr. Adolph served in several executive roles including: President of Kalamazoo Outdoor Gourmet, CEO Asia/Pacific for Invacare, Vice President International for SentrySafe and Vice-President Asia/Pacific for Equal/NutraSweet. Mr. Adolph graduated Magna Cum Laude from Duke University and has an MBA with distinction from the Kellogg School of Management at Northwestern University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of SGRP's Common Stock as of March 30 2020, by: (i) each person (or group of affiliated persons) who is known by SGRP to own beneficially more than 5% of SGRP's Common Stock; (ii) each of SGRP's directors and nominee for director; (iii) each of the Named Executive Officers in the Summary Compensation Table; and (iv) SGRP's directors and Executives as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	See Note #	Percentage
Common Shares	William H. Bartels (1)	11,445,611	(2)	54.2%
Common Shares	Christiaan M. Olivier (1)	304,390	(3)	1.4%
Common Shares	Arthur B. Drogue (1)	64,000	(4)	*
Common Shares	R. Eric McCarthey (1)	44,000	(5)	*
Common Shares	Jeffrey A. Mayer (1)	30,000	(6)	*
Common Shares	Peter W. Brown (1)	155,210	(7)	*
Common Shares	James R. Segreto (1)	171,251	(8)	*
Common Shares	Kori G. Belzer (1)	206,745	(9)	*
Common Shares	Gerard Marrone (1)	40,260	(10)	*
Common Shares	Steven J. Adolph (1)	102,500	(11)	*
Common Shares	Arthur H. Baer	[____TBD______]	(12)	*
Common Shares	Panagiotis ("Panos") N. Lazaretos	[______TBD____]	(13)	*
Common Shares	Igor Novgorodtsev	[_____TBD_____]	(14)	*
Common Shares	James R. Brown Sr.	[____TBD______]	(15)	*
Common Shares	Robert G. Brown 123 Sunesta Cove Drive Palm Beach Gardens, FL 33418	11,445,611	(2)	54.2%
Common Shares	Whittier Holdings, Inc. 100 Liberty Street, Suite 890 Reno, NV 89501	1,105,455	(17)	5.24%
Common Shares	All Executives and Directors	12,712,399	-	60.2%
*	Less than 1%
(1)	The address of such owners is c/o SPAR Group, Inc. 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604.
(2)

These shares are owned beneficially by a control group consisting of Mr. William H. Bartels, Mr. Robert G. Brown, and SP/R Defined Benefit Pension Trust ("SP/R Trust") for the benefit of Mr. Robert G. Brown and his children. Mr. Bartels owns 5,288,693 of those shares or 25.1% and Mr. Robert G. Brown owns 5,047,293 of those shares and the SP/R Trust owns 1,109,625 of those shares for a total of 29.2%.

(3)	Mr. Olivier's beneficial ownership includes 296,250 shares issuable upon exercise of options.
(4)	Mr. Drogue's beneficial ownership includes 60,000 shares issuable upon exercise of options.
(5)	Mr. McCarthey's beneficial ownership includes 40,000 shares issuable upon exercise of options.
(6)	Mr. Mayer's beneficial ownership includes 30,000 shares issuable upon exercise of options.
(7)	Mr. Peter Brown's beneficial ownership includes 67,500 shares issuable upon exercise of options.
(8)	Mr. Segreto's beneficial ownership includes 171,250 shares issuable upon exercise of options.
(9)	Ms. Belzer's beneficial ownership includes 193,750 shares issuable upon exercise of options.
(10)	Mr. Marrone's beneficial ownership includes 40,000 shares issuable upon exercise of options.
(11)	Mr. Adolph's beneficial ownership includes 102,500 shares issuable upon exercise of options.
(12)	Mr. Baer's beneficial ownership includes [______TBD______]
(13)	Mr. Lazaretos's beneficial ownership includes [______TBD______]
(14)	Mr. Novgorodtsev's beneficial ownership includes [_____TBD_______]
(15)	Mr. Brown Sr.'s beneficial ownership includes [_____TBD_______]
(16)

Percentage ownership is based on the total number of shares of Common Stock outstanding (21,108,352 shares) and the number of shares of Common Stock beneficially owned (including Common Stock currently obtainable under vested options, indirectly owned through retirement plans and beneficially owned by certain family members) by such person or group, in each case as of March 30, 2020.

Transactions with Related Persons, Promoters and Certain Control Persons

SGRP's policy respecting approval of transactions with related persons, promoters and control persons is contained in the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Ethics Code"). The Ethics Code is intended to promote and reward honest, ethical, respectful and professional conduct by each director, executive, officer, employee, consultant and other representative of any of SGRP and its subsidiaries (together with SGRP, the "Company") and each other Covered Person (as defined in the Ethics Code) in his or her position with the Company anywhere in the world, including (among other things) serving each customer, dealing with each vendor and treating each other with integrity and respect, and behaving honestly, ethically and professionally with each customer, each vendor, each other and the Company. Article II of the Ethics Code specifically prohibits various forms of self-dealing (including dealing with relatives) and collusion and Article V of the Ethics Code generally prohibits each "Covered Person" (including SGRP's officers and directors) from using or disclosing the Confidential Information of the Company or any of its customers or vendors, seeking or accepting anything of value from any competitor, customer, vendor, or other person relating to doing business with the Company, or engaging in any business activity that conflicts with his or her duties to the Company, and directs each "Covered Person" to avoid any activity or interest that is inconsistent with the best interests of the SPAR Group, in each case except for any "Approved Activity" (as such terms are defined in the Ethics Code). Examples of violations include (among other things) having any ownership interest in, acting as a director or officer of or otherwise personally benefiting from business with any competitor, customer or vendor of the Company other than pursuant to any Approved Activity. Approved Activities include (among other things) any contract with an affiliated person (each an "Approved Affiliate Contract") or anything else disclosed to and approved by SGRP's Board of Directors (the "Board"), its Governance Committee or its Audit Committee, as the case may be, as well as the ownership, board, executive and other positions held in and services and other contributions to affiliates of SGRP and its subsidiaries by certain directors, officers or employees of SGRP, any of its subsidiaries or any of their respective family members. The Company's senior management is generally responsible for monitoring compliance with the Ethics Code and establishing and maintaining compliance systems, including those related to the oversight and approval of conflicting relationships and transactions, subject to the review and oversight of SGRP's Governance Committee as provided in clause IV.11 of the Governance Committee's Charter, and SGRP's Audit Committee as provided in clause I.2(l) of the Audit Committee's Charter. The Governance Committee and Audit Committee each consist solely of independent outside directors (see Domestic Related Party Services, International Related Party Services, SBS Bankruptcy, Settlement and March 2020 Claim, Summary of Certain Related Party Transactions, Infotech Litigation and Settlement, Affinity Insurance, and Other Related Party Transactions and Arrangements, below).

SGRP's Audit Committee has the specific duty and responsibility to review and approve the overall fairness and terms of all material related-party transactions. The Audit Committee receives affiliate contracts and amendments thereto for its review and approval (to the extent approval is given), and these contracts are periodically (often annually) again reviewed, in accordance with the Audit Committee Charter, the Ethics Code, the rules of the Nasdaq Stock Market LLC ("Nasdaq"), and other applicable law to ensure that the overall economic and other terms will be (or continue to be) no less favorable to the Company than would be the case in an arms-length contract with an unrelated provider of similar services (i.e., its overall fairness to the Company, including pricing, payments to related parties, and the ability to provide services at comparable performance levels). The Audit Committee periodically reviews all related party relationships and transactions described below.

Domestic Related Party Services:

SPAR Business Services, Inc. ("SBS"), SPAR Administrative Services, Inc. ("SAS"), and SPAR InfoTech, Inc. ("Infotech"), have provided services from time to time to the Company and are related parties and affiliates of SGRP, but are not under the control or part of the consolidated Company. SBS is an affiliate because it is owned by SBS LLC which in turn is beneficially owned by Robert G. Brown. SAS is an affiliate because it is owned by William H. Bartels and certain relatives of Robert G. Brown or entities controlled by them (each of whom are considered affiliates of the Company for related party purposes).  Infotech is an affiliate because it is owned principally by Robert G. Brown.  Mr. Robert G. Brown and Mr. Bartels (the "Majority Stockholders") (see below), are members of a 13D control group and founders of SGRP, Mr. Robert G. Brown was Chairman and an officer and director of SGRP through May 3, 2018 (when he retired), and became a director again on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels. Mr. Bartels was and continues to be Vice Chairman and a director of SGRP, but retired as an employee of SGRP as of January 1, 2020 (see Bartels' Retirement and Director Compensation, below).  Mr. Robert G. Brown and Mr. Bartels also have been and are stockholders, directors and executive officers of various other affiliates of SGRP. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, and SBS Bankruptcy, Settlement and March 2020 Claim and Infotech Litigation and Settlement, below.

The Company executes its domestic field services through the services of field merchandising, auditing, assembly and other field personnel (each a "Field Specialist"), substantially all of whom are provided to the Company and engaged by independent third parties and located, scheduled, deployed and administered domestically through the services of local, regional, district and other personnel (each a "Field Administrator"), and substantially all of the Field Administrators are in turn are employed by other independent third parties.

Due to (among other things) the adverse determination in 2016 in the Clothier case (as defined below) that SBS had misclassified its employees as independent contractors and the ongoing proceedings against SBS (which could have had a material adverse effect on SBS's ability to provide future services needed by the Company), SBS' continued higher charges and expense reimbursement disputes, and the Company's identification of an experienced independent third party company (the "Independent Field Vendor") who would provide comparable services on substantially better terms, the Company terminated the services of SBS effective July 27, 2018, and the Company has engaged that Independent Field Vendor to replace those field services previously provided by SBS (other than in California).  The Company similarly terminated SAS and has engaged another independent third party company to replace those administrative services formerly provided by SAS, effective August 1, 2018 (the "Independent Field Administrator").

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) SAS Agreement signed in 2016.  The Company has reached a non-exclusive agreement with an independent third party vendor to provide substantially all of the domestic Independent Field Administrators used by the Company.

Although SAS has not provided or been authorized to perform any services to the Company after their terminations described above effective on or before July 31, 2018. While SAS has apparently continued to operate for its own benefit and/or the winding down of its operations, the Company has determined that it is not obligated to reimburse any post-termination expense.  However, in the spirit of settlement, the Company had offered to reimburse SAS $237,500 for claimed transition expenses to be offset by $226,000 owed by SAS to the Company, for a net payment to SAS of $11,500. SAS has not accepted the Company's offer.

The Company expects that SBS and SAS may use every available means to attempt to collect reimbursement from the Company for the foreseeable future for all of their post-termination expense, including repeated litigation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters and SBS Bankruptcy, Settlement and March 2020 Claim, below.

Any claim by Robert G. Brown, William H. Bartels, SBS, SAS, any other related party or any third party that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, any judicial determination that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, or any increase in the Company's use of employees (rather than the services of independent contractors provided by third parties) to perform Field Specialist services domestically, in each case in whole or in part, could have a material adverse effect on the Company or its performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, legal costs liabilities, liquidity, locations, marketing, operations, prospects, sales, strategies, taxation or other achievement, results or condition), whether actual or as planned, intended, anticipated, estimated or otherwise expected. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters, below.

Current material and potentially material legal proceedings impacting the Company are described in Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies - Legal Matters, below.  These descriptions are based on an independent review by the Company and do not reflect the views of SBS, its management or its counsel.  Furthermore, even though SBS was solely responsible for its operations, methods and legal compliance, in connection with any proceedings against SBS, SBS continues to claim that the Company is somehow liable to reimburse SBS for its expenses in those proceedings. The Company does not believe there is any basis for such claims and would defend them vigorously.

Infotech sued the Company in New York seeking reimbursement for approximately $190,000 respecting alleged lost tax benefits and other expenses it claims to have incurred in connection with SGRP's acquisition of its Brazilian subsidiary and previously denied on multiple occasions by both management and SGRP's Audit Committee, whose approval was required because Infotech is a related party. Infotech also threatened to sue the Company in Romania for approximately $900,000 for programming services allegedly owed to the Company's former Romanian subsidiary (sold at book value to Infotech in 2013) and not provided to Infotech, for which the Company vigorously denies liability. The Company and Infotech settled this matter. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies - Legal Matters, below.

Peter W. Brown was appointed as a Director on the Board as of May 3, 2018, replacing Mr. Robert G. Brown upon his retirement from the Board and Company at that date.  He is not considered independent because Peter Brown is an affiliate and related party respecting SGRP and was proposed by Mr. Robert G. Brown to represent the Brown family interests.  He worked for and is a stockholder of SAS (see above) and certain of its affiliates, he is the nephew of Mr. Robert G. Brown, he is a director of SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation and SGRP subsidiary ("SPAR BSMT") and owns Earth Investments LLC, ("EILLC"), which owns 10% interest in the SGRP's Brazilian subsidiary. Mr. Robert G. Brown is a significant stockholder of SGRP, and member of a 13D control group, SGRP's former Chairman and director of SGRP, and a future director of SGRP) and became a director again on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels.

National Merchandising Services, LLC ("NMS"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the NMS membership interests and by National Merchandising of America, Inc. ("NMA"), through its ownership of the other 49% of the NMS membership interests. Mr. Edward Burdekin is the Chief Executive Officer and President and a director of NMS and also is an executive officer and director of NMA. Ms. Andrea Burdekin, Mr. Burdekin's wife, is the sole stockholder and a director of NMA and a director of NMS. NMA is an affiliate of the Company but is not under the control of or consolidated with the Company. Mr. Burdekin also owns 100% of National Store Retail Services ("NSRS"). Since September 2018, NSRS provided substantially all of the domestic merchandising specialist field force used by NMS. For those services, NMS agrees to reimburse NSRS the total costs for providing those services and to pay NSRS a premium equal to 1.0% of its total cost.

Also, NMS leases office and operational space that is owned personally by Mr. Burdekin. The lease expense is $2,000 a month. While there is no formal signed agreement, there is no expected change to the arrangement.

On August 10, 2019, NMS, to protect continuity of its Field Specialist nationwide, petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "NMS Chapter 11 Case"), and as a result, the claims of NMS' creditors must now generally be pursued in the NMS Chapter 11 Case.  On August 11, 2019, NSRS and Mr. Burdekin also filed for reorganization in the NMS Chapter 11 Case NMS is part of the consolidated Company.  Currently the Company believes that the NMS Chapter 11 Case is not likely to have a material adverse effect on the Company, and the Company's ownership of and involvement in NMS is not likely to change as a result of the NMS Chapter 11 Case or any resulting NMS reorganization.

Resource Plus of North Florida, Inc. "Resource Plus", is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the RPI membership interests and by Mr. Richard Justus through his ownership of the other 49% of the RPI membership interests. Mr. Justus has a 50% ownership interest in RJ Holdings which owns the buildings where RPI is headquartered and operates. Both buildings are subleased to RPI.

SBS Bankruptcy, Settlement and March 2020 Claim

On November 23, 2018, SBS petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "SBS Chapter 11 Case").  On March 18, 2019, the Company filed claims in the SBS Chapter 11 Case seeking reimbursement for $378,838 for SMF's funding of the Affinity Security Deposits and $12,963 for SMF's funding of the field payment checks that would have otherwise bounced, and $1,839,459 for indemnification of SGRP for its settlement (see below) of the Clothier class action case in California ("Clothier") and legal costs and an unspecified amount for indemnification of SGRP for the Hogan action (see below) and other to be discovered indemnified claims.

On August 6, 2019, SGRP, and its subsidiaries SPAR Marketing Force, Inc. ("SMF"), a Nevada corporation, and SPAR Assembly & Installation, Inc., f/k/a SPAR National Assembly Services, Inc., a Nevada corporation, submitted to the U.S. District Court in Nevada (the "Bankruptcy Court") their Compromise and Settlement Agreement, dated July 26, 2019 (the "Settlement Agreement"), with SBS, a Nevada corporation formerly known as SPAR Marketing Services, Inc., debtor and debtor-in-possession, and SBS, LLC, a Nevada limited liability company.  The Settlement Agreement was submitted in the SBS Chapter 11 Case.  Pursuant to the Settlement Agreement, the Company settled its claims for (among other things) indemnification from SBS in Clothier and the Rodgers class action case in Texas ("Rodgers").

On August 6, 2019, the Bankruptcy Court approved the Settlement Agreement and the SBS reorganization pursuant to SBS' First Amended Chapter 11 Plan of Reorganization, as amended by the Settlement Agreement (the "Plan of Reorganization").  Pursuant to its Plan of Reorganization, SBS also settled its potential liability in the Clothier and Rodgers cases, but the Company believes that Robert G. Brown and William H. Bartels were not released from Clothier, any related case or Rodgers.  See Note 8 to the Company's Consolidated Financial Statements in the Commitments and Contingencies -- Legal Proceedings -- SBS Bankruptcy, Settlement and March 2020 Claim, SBS Clothier Litigations, and SBS Rodgers Litigation, below.  In the Settlement Agreement, except for the carve out described in the next paragraph, SBS completely released the Company from all obligations that may be owed to SBS.

On August 6, 2019, with the support of (among others) the Clothier and Rodgers plaintiffs and the Company, the Court approved the SBS Settlement Agreement and the SBS Reorganization pursuant to the SBS Plan (as defined in the SBS Settlement Release). The SBS Settlement Agreement provides for a mutual release of claims (including the SBS Claims and the SGRP Claims, as defined therein), except for the following:

(i)       the Company’s $2.2 million in claims were settled for $174,097.34 payable by SBS over 24 monthly installments of $7,254.06 per month starting January 1, 2020, and without any interest (collectively, the "Discounted Claim Payments"), as such terms are defined in the SBS Settlement Agreement and the Company accrued $174,097 for the Discounted Claim Payments; and

(ii)       SMF will pay to SBS the Proven Unpaid A/R (as defined in the SBS Settlement Agreement) upon its determination (as described below).

In the SBS Settlement Agreement, the parties agreed to have a third party financial and accounting services firm, independently determine the Proven Unpaid A/R based on parameters set forth in the SBS Settlement Agreement.  In the SBS Settlement Agreement, the parties will accept the determination of Rehmann as final and binding, and all other claims and amounts are released. Rehmann has determined that the Company had paid all amounts due to SBS and that the Proven Unpaid A/R equals zero.

The Company has recorded the total settlement amount of $174,097 as of December 31, 2019.  This settlement amount is payable in 24 equal monthly payments of $7,254 starting January 1, 2020.  To date SBS is in default of the first six payments totaling $43,524 and formal default notices have been sent to SBS. SBS has responded and claimed an offset respecting its undocumented and unproven claims. As of this date the Company believes these SBS payments must ultimately be paid by SBS and will continue to evaluate its collectability from SBS and establish reserves as appropriate.

On March 6, 2020, Robert G. Brown on behalf of SBS sent an email communication to Arthur B. Drogue, to which he copied Arthur H. Baer, demanding payment of $1,707,374 to SBS from SMF SGRP pursuant to (among other things) the SBS Settlement Agreement (the "March 2020 Claim").  The Company has reviewed the March 2020 Claim in detail (although Brown has provided no backup or proof) and the Company strongly disagrees that any such amount is owed.  The Company believes that the robust and comprehensive mutual releases and other provisions in the SBS Settlement Agreement provide valuable relief from such claims and potential future claims and litigation by SBS respecting the Company's past involvement with SBS, including the March 2020 Claim.  However, Robert G. Brown, president, director and indirect owner of SBS, since and notwithstanding the Court's approval of the SBS Settlement Agreement, has continued to make unproven and undocumented claims that amounts that were fully released pursuant to the SBS Settlement Agreement and approved by the bankruptcy court are nevertheless due to SBS from the Company, and the Company strongly disagrees.  The Company is prepared to take action in Nevada Bankruptcy Court by reopening the SBS bankruptcy case and petitioning official settlement of this matter.  Since all such claims have been completely released by SBS (with Mr. Robert G. Brown's approval), the Company owes nothing and has not accrued anything respecting Mr. Robert G. Brown's renewed claims.  Mr. Robert G. Brown is significant stockholder of SGRP, and member of a 13D control group, SGRP's former Chairman and director of SGRP, and became a director again on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels.

At SGRP's March 2020 Board meeting, Mr. Bartels was requested by an independent director to compile a list of unproven and undocumented claims that he and Mr. Brown believe are owed by the Company. On March 17, 2020, that list was given to the Audit Committee Chairman and included additional claims, net of an anticipated reduction, totaling approximately $1.3 million, bringing their total claims to approximately $3 million.  The Company has completely rejected these claims, and believes it was released from all such claims by SBS in the SBS bankruptcy reorganization.

On August 6, 2019, the Bankruptcy Court approved the Settlement Agreement and the SBS reorganization pursuant to SBS' First Amended Chapter 11 Plan of Reorganization, as amended by the Settlement Agreement (the "Plan of Reorganization").  Pursuant to its Plan of Reorganization, SBS also settled its potential liability in the Clothier and Rodgers cases, but the Company believes that Robert G. Brown and William H. Bartels were not released from Clothier, any related case or Rodgers.  See Note 8 to the Company's Consolidated Financial Statements in the Commitments and Contingencies -- Legal Proceedings -- SBS Bankruptcy, Settlement and March 2020 Claim, SBS Clothier Litigations, and SBS Rodgers Litigation, below.  In the Settlement Agreement, except for the carve out described in the next paragraph, SBS completely released the Company from all obligations that may be owed to SBS.

On August 6, 2019, with the support of (among others) the Clothier and Rodgers plaintiffs and the Company, the Court approved the SBS Settlement Agreement and the SBS Reorganization pursuant to the SBS Plan (as defined in the SBS Settlement Release). The SBS Settlement Agreement provides for a mutual release of claims (including the SBS Claims and the SGRP Claims, as defined therein), except for the following:

(i)       the Company’s $2.2 million in claims were settled for $174,097.34 payable by SBS over 24 monthly installments of $7,254.06 per month starting January 1, 2020, and without any interest (collectively, the "Discounted Claim Payments"), as such terms are defined in the SBS Settlement Agreement and the Company accrued $174,097 for the Discounted Claim Payments; and

(ii)       SMF will pay to SBS the Proven Unpaid A/R (as defined in the SBS Settlement Agreement) upon its determination (as described below).

In the SBS Settlement Agreement, the parties agreed to have a third party financial and accounting services firm, independently determine the Proven Unpaid A/R based on parameters set forth in the SBS Settlement Agreement.  In the SBS Settlement Agreement, the parties will accept the determination of Rehmann as final and binding, and all other claims and amounts are released. Rehmann has determined that the Company had paid all amounts due to SBS and that the Proven Unpaid A/R equals zero.

The Company has recorded the total settlement amount of $174,097 as of December 31, 2019.  This settlement amount is payable in 24 equal monthly payments of $7,254 starting January 1, 2020.  To date SBS is in default of the first six payments totaling $43,524 and formal default notices have been sent to SBS. SBS has responded and claimed an offset respecting its undocumented and unproven claims. As of this date the Company believes these SBS payments must ultimately be paid by SBS and will continue to evaluate its collectability from SBS and establish reserves as appropriate.

On March 6, 2020, Robert G. Brown on behalf of SBS sent an email communication to Arthur B. Drogue, to which he copied Arthur H. Baer, demanding payment of $1,707,374 to SBS from SMF SGRP pursuant to (among other things) the SBS Settlement Agreement (the "March 2020 Claim").  The Company has reviewed the March 2020 Claim in detail (although Brown has provided no backup or proof) and the Company strongly disagrees that any such amount is owed.  The Company believes that the robust and comprehensive mutual releases and other provisions in the SBS Settlement Agreement provide valuable relief from such claims and potential future claims and litigation by SBS respecting the Company's past involvement with SBS, including the March 2020 Claim.  However, Robert G. Brown, president, director and indirect owner of SBS, since and notwithstanding the Court's approval of the SBS Settlement Agreement, has continued to make unproven and undocumented claims that amounts that were fully released pursuant to the SBS Settlement Agreement and approved by the bankruptcy court are nevertheless due to SBS from the Company, and the Company strongly disagrees.  The Company is prepared to take action in Nevada Bankruptcy Court by reopening the SBS bankruptcy case and petitioning official settlement of this matter.  Since all such claims have been completely released by SBS (with Mr. Robert G. Brown's approval), the Company owes nothing and has not accrued anything respecting Mr. Robert G. Brown's renewed claims.  Mr. Robert G. Brown is significant stockholder of SGRP, and member of a 13D control group, SGRP's former Chairman and director of SGRP, and became a director again on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels.

At SGRP's March 2020 Board meeting, Mr. Bartels was requested by an independent director to compile a list of unproven and undocumented claims that he and Mr. Brown believe are owed by the Company. On March 17, 2020, that list was given to the Audit Committee Chairman and included additional claims, net of an anticipated reduction, totaling approximately $1.3 million, bringing their total claims to approximately $3 million.  The Company has completely rejected these claims, and believes it was released from all such claims by SBS in the SBS bankruptcy reorganization.

The Infotech Settlement Agreement requires the Company to make payments totaling $275,000 in four installments: (i) $75,000 following Court approval (which Payment has already been made); (ii) $75,000 within 30 days following discontinuance of the Infotech Action (which was discontinued on October 30, 2019); (iii) $75,000 within 60 days following discontinuance of the Infotech Action; and (iv) $50,000 within 90 days following discontinuance of the Infotech Action.

The Company believes that the robust and comprehensive mutual releases in the Infotech Settlement Agreement provide valuable relief from potential future claims and litigation by Infotech respecting the Company's past involvement with Infotech in the Brazilian and Romanian transactions.

International Related Party Services:

SGRP Meridian (Pty), Ltd. ("Meridian") is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 23% by FRIEDSHELF 401 Proprietary Limited (owned by Mr. Brian Mason and Mr. Garry Bristow, until June 2019, when it was sold to Lindicom) and 26% by Lindicom Proprietary Limited. Mr. Mason is President and a director and Mr. Bristow is an officer and director of Meridian. Mr. Mason is also an officer and director and 50% shareholder of Merhold Property Trust ("MPT"). Mr. Mason and Mr. Bristow are both officers and directors and both own 50% of Merhold Cape Property Trust ("MCPT"). Mr. Mason and Mr. Bristow are officers and owners of Merhold Holding Trust ("MHT") which provides similar services like MPT. MPT owns the building where Meridian is headquartered and also owns 20 vehicles, all of which are subleased to Meridian. MCPT provides a fleet of 172 vehicles to Meridian under a 4 year lease program.

SPAR Todopromo is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 49% by the following individuals: Mr. Juan F. Medina Domenzain, Juan Medina Staines, Julia Cesar Hernandez Vanegas, and Jorge Medina Staines. Mr. Juan F. Medina Domenzain is an officer and director of SPAR Todopromo and is also majority shareholder (90%) of CONAPAD ("CON") which supplied administrative and operational consulting support to SPAR Todopromo in 2016.

Mr. Juan F. Medina Domenzain ("JFMD"), partner in SPAR Todopromo, leased a warehouse to SPAR Todopromo. The lease expires on December 31, 2020.

SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation ("SPAR BSMT" is owned 51% by the Company, 39% by JK Consultoria Empresarial Ltda.-ME, a Brazilian limitada ("JKC"), and 10% by Earth Investments, LLC, a Nevada limited liability company ("EILLC").

JKC is owned by Mr. Jonathan Dagues Martins, a Brazilian citizen and resident ("JDM") and his sister, Ms. Karla Dagues Martins, a Brazilian citizen and resident. JDM is the Chief Executive Officer and President of each SPAR Brazil company pursuant to a Management Agreement between JDM and SPAR BSMT dated September 13, 2016. JDM also is a director of SPAR BSMT. Accordingly, JKC and JDM are each a related party respecting the Company. EILLC is owned by Mr. Peter W. Brown, a citizen and resident of the USA ("PWB") and a director of SPAR BSMT and SGRP and nephew of Robert G. Brown. Mr. Robert G. Brown is significant stockholder of SGRP, and member of a 13D control group, SGRP's former Chairman and director of SGRP,  and became a director again on April 24, 2020, pursuant to the written consents of the Brown Group and Mr. Bartels. Accordingly, PWB and EILLC are each a related party respecting the Company.

SPAR BSMT has contracted with Ms. Karla Dagues Martins, a Brazilian citizen and resident and JDM's sister and a part owner of SPAR BSMT, to handle the labor litigation cases for SPAR BSMT and its subsidiaries.  These legal services are being provided to them by Ms. Martins' company, Karla Martins Sociedade de Advogados ("KMSA"). Accordingly, Mr. Jonathan Dagues Martins and Ms. Karla Dagues Martins are each an affiliate and a related party respecting the Company.

Summary of Certain Related Party Transactions:

The following costs of affiliates were charged to the Company (in thousands):

	Three Months Ended
	March 31,
	2020	2019
Services provided by affiliates:
National Store Retail Services (NSRS)	1,342	125
Office lease expenses (Mr. Burdekin)	6	-
Office lease expenses (RJ Holdings)	173	102
Office and vehicle lease expenses (MPT)	16	16
Vehicle rental expenses (MCPT)	299	290
Office and vehicle rental expenses (MHT)	73	64
Consulting and administrative services (CON)	12	37
Legal Services (KMSA)	23	22
Warehousing rental (JFMD)	13	12
Sparfacts	31	-

Total services provided by affiliates	$1,988	$668

Due to affiliates consists of the following (in thousands):	March 31,	December 31,
	2020	2019
Loans from local investors:(1)
Australia	$410	$467
Mexico	623	623
Brazil	139	139
China	2,217	2,271
South Africa	399	635
Resource Plus	531	531
Total due to affiliates	$4,319	$4,666

(1)

Represent loans from the local investors into the Company's subsidiaries (representing their proportionate share of working capital loans). The loans have no payment terms and are due on demand and as such have been classified as current liabilities in the Company's consolidated financial statements.

Affinity Insurance:

In addition to the above, through August 1, 2018, SAS purchased insurance coverage from Affinity Insurance, Ltd. ("Affinity") for worker compensation, casualty and property insurance risk for itself, for SBS on behalf of Field Specialists that require such insurance coverage (if they do not provide their own), and for the Company. SAS owns a minority (less than 1%) of the common stock in Affinity. Based on informal arrangements between the parties, the Affinity insurance premiums for such coverage were ultimately charged (through SAS) for their fair share of the costs of that insurance to SMF, SAS (which then charges the Company) and SBS. Since August 1, 2018, the new independent vendor providing the Company's Field Administrators also is a member of and provided such insurance through Affinity for itself and on behalf of the Field Specialists that require such insurance coverage (if they do not provide their own), and the Company is obtaining its own such insurance through Affinity (in which the Company is also now a member).

The Company also advanced money to SAS to prepay Affinity insurance premiums (which in the case of workers compensation insurance are a percentage of payroll). The Company had advanced approximately $226,000 to SAS for the 2018-2019 Affinity plan year based on estimates that assumed SBS and SAS would be providing services to the Company for the full plan year. However, the Company terminated them and they ceased providing SAS' services by August 2018, so that insurance was required for only one month's payroll. Upon completion of the Affinity audit for the Affinity 2018-2019 plan year, the Company anticipates that SAS should receive a premium refund from Affinity of approximately $150,000 and will be obligated to repay that amount to the Company.

Bartels' Retirement and Director Compensation

William H. Bartels retired as an employee of the Company as of January 1, 2020. However, he will continue to serve as Vice Chairman and a member of SGRP's Board of Directors (the "Board"), positions he has held since July 8, 1999.

Effective as of January 18, 2020, SGRP's Governance Committee proposed and unanimously approved the following benefits for the five year period commencing January 1, 2020, and ending December 31, 2024 (the "Five Year Period"), for Mr. Bartels in connection with his retirement: (a) retirement payments of $100,000 per year ("Retirement Compensation"); (b) the then applicable regular non-employee director fees ("Regular Fees"), currently $55,000 per year, and a supplemental Board fee of $50,000 per year ("Supplemental Fees"); and (c) the same medical, dental, eye and life insurance benefits he received as of December 31, 2019, under an arrangement whereby Mr. Bartels shared part of the cost of Medicare and supplemental health benefits, currently valued at approximately $15,588 per year ("Medical Benefits"); in each case paid in accordance with SGRP's payroll schedule and policies, and payable whether or not Mr. Bartels remains a director of SGRP for any reason.

The Retirement Compensation, Regular Fees and Supplemental Fees that remain unpaid during the Five Year Period: (i) shall be accelerated and paid to Mr. Bartels (or his heirs or assigns) in full upon the sale to a third party of a majority of the SGRP Shares or all or substantially all of SGRP's assets; and (ii) shall survive and be payable in full to his heirs and assigns in the event of the death of Mr. Bartels.

Based on current rates and benefits, the aggregate value of such compensation, fees and benefits payable to Mr. Bartels will be approximately $220,558 per year and a total of $1,102,940 for the Five Year Period. Such compensation, fees and benefits (in whole or in part) may be extended beyond the Five Year Period in the discretion of the Board. The Company recognized $583,000 of retirement benefit expense during the three-month period ended March 31, 2020, representing the present value of the future payments due Mr. Bartels.

In the event of  any future business transaction involving Mr. Bartels and SGRP for which Bartels may receive additional compensation as mutually agreed at the time of or in connection with such transaction, which under applicable law also will require approval of SGRP's Audit Committee as a related party payment or transaction (as Mr. Bartels will still be a related party if he is then a director or significant stockholder), such retirement compensation, fees or benefits will not offset, replace or limit any such additional approved transactional compensation payable to Mr. Bartels.

Mr. Bartels is one of the founders and a significant stockholder of SGRP (holding approximately 25.1% of the SGRP Shares).  He also is part of a control group holding a majority of the SGRP Shares with Robert G. Brown (together with Mr. Bartels), which group most recently acted to (1) unilaterally select, appoint and elect Panagiotis ("Panos") N. Lazaretos to serve on the board of directors of SGRP, effective on December 10, 2019, and unilaterally select, appoint and elect Robert G. Brown to serve on the board of directors of SGRP, effective as of the Brown Effective Time (see Information In Connection With Appointment Of Robert G. Brown As A Director, above).

Other Related Party Transactions and Arrangements:

In July 1999, SMF, SBS and SIT entered into a perpetual software ownership agreement providing that each party independently owned an undivided share of and has the right to unilaterally license and exploit certain portions of the Company's proprietary scheduling, tracking, coordination, reporting and expense software (the "Co-Owned Software") are co-owned with SBS and Infotech and each entered into a non-exclusive royalty-free license from the Company to use certain "SPAR" trademarks in the United States (the "Licensed Marks"). As a result of the SBS Chapter 11 Case, SBS' rights in the Co-Owned Software and Licensed Marks are assets of SBS' estate, subject to sale or transfer in any court approved reorganization or liquidation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters, Related Party Litigation and SBS Bankruptcy, below.

Through arrangements with the Company, SBS (owned by Mr. Bartels and Mr. Brown), SAS (owned by Mr. Bartels and family members of Mr. Robert G. Brown), and other companies owned by Mr. Brown participate in various benefit plans, insurance policies and similar group purchases by the Company, for which the Company charges them their allocable shares of the costs of those group items and the actual costs of all items paid specifically for them. All such transactions between the Company and the above affiliates are paid and/or collected by the Company in the normal course of business.

CORPORATE GOVERNANCE

Board Structure, Leadership and Risk Oversight

The Board is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries, both directly and through its committees (as described below), pursuant to the authority conferred by the Corporation's Restated By-Laws, charters and policies and by applicable law. The Board's responsibilities include (without limitation) the appointment and oversight of the Company's executive officers. The Board also is actively involved in the oversight of risks that could affect the Company, both directly and through its committees with respect to the most significant risks facing the Company (including material strategic, market or operational risks). Pursuant to their respective charters, the Board has established and delegated various oversight and other responsibilities to the Audit Committee (and its Special Subcommittee), the Compensation Committee, and the Governance Committee, as such committees are defined and more fully described below under the headings "Audit Committee and its Special Subcommittee", "Compensation Committee" and "Governance Committee".

The Board's independent directors (Messrs. Baer, Drogue, McCarthey, Mayer, Lazaretos and Novgorodtsev) meet regularly as an independent body and provide leadership through their industry experience and knowledge and the actions of the independent committees they chair, and by having its second largest stockholder and Chief Executive Officer as members of the Board. The Board also has established separate positions for the Chairman of the Board (the "Chairman"), which is a non-executive position, for the Lead Director of the Board (the "Lead Director"), and for SGRP's Chief Executive Officer (who also is its President), which the Board believes better enables the Chairman to focus his efforts on long term strategic governance and planning for the Company, the Lead Director (who also its Chairman) to provide Board leadership and facilitate meaningful communications between the Board and the Company's management, and the Chief Executive Officer to focus his time and energy on managing the Company's sales and operations. The Board believes this leadership structure has enhanced its ability to effectively carry out its responsibilities on behalf of the Corporation's stockholders as well as its oversight of the Company's management and overall corporate governance. Mr. Arthur B. Drogue is the Corporation's Chairman of the Board, and Mr. Christiaan M. Olivier is the Company's Chief Executive Officer and President.

To assist the Board and its Committees in their respective oversight roles, the Company's Chief Executive Officer brings members of the Company's management from various business or administrative areas into meetings of the Board or applicable Committee from time to time to make presentations, answer questions and provide insight to the members, including insights into areas of potential risk. Each Committee endeavors to satisfy its responsibilities through: (i) its receipt and review of regular reports directly from officers responsible for oversight of particular risks within the Company, (ii) direct communications by the Committee or its Chairman with the Corporation's senior management, (iii) independent principal accountants (in the case of the Audit Committee) and counsel respecting such matters and related risks, (iv) its executive sessions, (v) its reports (generally through its Chairman) to the full Board respecting the Committee's considerations and (vi) if applicable, actions and recommendations regarding such matters and risks as deemed appropriate.

Risk oversight is conducted primarily through the Audit Committee, but also is conducted through the Compensation Committee or Governance Committee, as applicable. The Audit Committee is responsible for overseeing the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company and regularly considers (among other things) financial, reporting, internal control, related party, legal and other issues and related risks and uncertainties material to the Company. The Compensation Committee is responsible for overseeing and regularly considers the performance and compensation of the executives, director compensation and the other compensation, equity incentive, related policies, and benefits of the Company. The Governance Committee is responsible for overseeing and regularly considers the finding, vetting and nomination of directors and committee members for the Board and senior Executives for SGRP, and the content and application of the Ethics Code, corporate documents and governance policies and practices.

The Audit Committee, its Special Committee, the Compensation Committee and the Governance Committee each consist solely of independent outside directors. Mr. Arthur H. Baer is Chairman of the Audit Committee, Mr. Jeffrey A. Mayer is Chairman of the Governance Committee and Mr. Igor Novgorodtsev is Chairman of the Compensation.

Board Meetings

The Board meets regularly to receive and discuss operating and financial reports presented by management of SGRP and its advisors. During the year ended December 31, 2019, the Board held four regular meetings in person and eight special meetings by telephone. Each incumbent Director is required to attend 75% of the board meetings. In 2019, all incumbent members attended at least 75% of the meetings.

Board Size

The current Board size has been fixed at ten directors as of the date of this Proxy Statement, but may be increased to eleven directors at the Special Meeting. The Board size can only be changed by the action of the stockholders pursuant to the Restated By-Laws (see below), which could be in a written consent.

Board Committees

From time to time the Board may establish permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. Under the Restated By-Laws (see below), a "super majority" vote of at least 75% of all SGRP directors is now required for any new committee, change in any committee, or appointment to or removal from any committee (meaning any such Board action brought before a Board consisting of eight directors can be blocked by any three directors). Currently, SGRP has three permanent standing committees; the Audit Committee, the Compensation Committee and the Governance Committee and one temporary Special Subcommittee of the Audit Committee as noted below. An audit committee is required by the Nasdaq Stock Market, Inc. ("Nasdaq"), the SEC, and applicable law. While SGRP is not similarly required to have either a compensation committee or governance committee, certain responsibilities assigned to these committees in their respective charters are required to be fulfilled by independent directors by Nasdaq Rules or SEC Rules. Each of the charters for those Committees requires that all of its members be independent directors.

The standing committees of the Board are the Audit Committee of the Board (the "Audit Committee"), the Compensation Committee of the Board (the "Compensation Committee"), the Governance Committee of the Board (the "Governance Committee"), and the special subcommittee of the Audit Committee (the "Special Subcommittee"), as provided in the Corporation's Restated By-Laws and their respective charters (see Limitation of Liability and Indemnification Matters, below).

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities respecting the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company, the integrity of the Company's consolidated financial statements, the audits of the financial statements of the Company and the Company's compliance with legal and regulatory requirements and disclosure. The specific functions and responsibilities of the Audit Committee are set forth in the written Amended and Restated Charter of the Audit Committee of the Board of Directors of SPAR Group, Inc., dated (as of) May 18, 2004 (the "Audit Charter"), approved and recommended by the Audit Committee and Governance Committee and adopted by the Board on May 18, 2004. The Audit Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and other applicable law, which are reflected in the Audit Charter. You can obtain and review a current copy of the Audit Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Audit Charter was amended and restated to reflect the evolution of the Audit Committee's expanding responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to all audit committees. The Audit Committee reviews and reassesses the Audit Charter annually and recommends any needed changes to the Board for approval. The Audit Committee's most recent review was in November of 2019, when it determined no changes were then needed in the Audit Charter.

The Audit Committee (among other things and as more fully provided in the Audit Charter):

(a)	Serves as an independent and objective party to monitor the Company's financial reporting process and internal accounting and disclosure control system and their adequacy and effectiveness;

(b)

Is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (hereinafter referred to as the "Company's Independent Accountants");

(c)	Resolves disagreements between the Company's senior management and the Company's Independent Accountants regarding financial reporting;

(d)	Communicates directly with the Company's Independent Accountants;

(e)	Reviews and appraises the audit efforts of the Company's Independent Accountants, including the plans for and scope of the audit, the audit procedures to be utilized and results of the audit;

(f)	Provides an open avenue of communication among the Company's Independent Accountants, the Company's financial and senior management and the Board;

(g)

Reviews and approves, in advance, all non-audit services to be performed by the Company's Independent Accountants, either individually or through policies and procedures for particular types of services to be performed within specified periods;

(h)	Reviews the performance, qualifications and independence of the Company's Independent Accountants;

(i)	Reviews the financial reports and other financial information provided by SGRP to any governmental body or the public;

(j)	Encourages continuous improvement of, and fosters adherence to, the Company's accounting controls, disclosure controls, risk management and similar policies, procedures and practices at all levels;

(k)	Reviews and approves the overall fairness of all material related-party transactions; and

(l)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Audit Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Audit Committee currently consists of Messrs. Baer (its Chairman), Mayer, McCarthey, and Novgorodtsev each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules. Mr. McCarthey is retiring effective August 1, 2020. In connection with his reelection as a Director at the 2020 Annual Meeting, the Governance Committee and the Board re-determined that Mr. Baer was qualified to be the "Audit Committee financial expert" as required by Nasdaq Rules, SEC Rules and other applicable law.

During the year ended December 31, 2019, the Audit Committee met four times in regular meetings in person and nine times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities respecting the performance and compensation of the executives and the other compensation, equity incentive and related policies of the Company, through which the Company endeavors to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment while facilitating the business strategies and long-range plans of the Company. The specific functions and responsibilities of the Compensation Committee are set forth in the written Charter of the Compensation Committee of the Board of Directors of SPAR Group, Inc., dated (as of) May 18, 2004 (the "Compensation Charter"), approved and recommended by the Compensation Committee and Governance Committee and adopted by the Board on May 18, 2004. The Compensation Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, Sarbanes-Oxley and other applicable law. You can obtain and review a current copy of the Compensation Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Compensation Charter was adopted to reflect the evolution of the Compensation Committee's informal responsibilities, the adoption of Sarbanes- Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to compensation committees. The Compensation Committee reviews and reassesses the Compensation Charter annually and recommends any needed changes to the Board for approval. The Compensation Committee's most recent review was in November of 2019, when it determined no changes were then needed in the Compensation Charter.

The Compensation Committee (among other things and as more fully provided in the Compensation Charter):

(a)

Oversees the existing and proposed compensation plans, policies and practices of the Company, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice, all in order to (i) attract and retain quality directors, executives and employees, (ii) provide total compensation competitive with similar companies, (iii) reward and reinforce the attainment of the Company's performance objectives, and (iv) align the interests of SGRP's directors and the Company's executives and employees with those of SGRP's stockholders (the "Company's Compensation Objectives");

(b)	Reviews the Company's existing and proposed Compensation Objectives from time to time and recommends to the Board any necessary or desirable changes or additions to such objectives;

(c)	Reviews the performance of and establishes the compensation for the Company's senior executives;

(d)

Oversees the Company's stock option, stock purchase and other benefit plans and severance policies, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Compensation Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Compensation Committee currently consists of Messrs. Mayer (its Chairman), Baer, Lazaretos and Novgorodtsev, all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules.

During the year ended December 31, 2019, the Compensation Committee met four times in regular meetings in person and once in a special meeting by telephone. All incumbent members attended at least 75% of the meetings.

Governance Committee

The Governance Committee assists the Board in fulfilling its oversight responsibilities respecting the nomination of directors and committee members for the Board and the corporate documents and governance policies and practices of the Corporation. The specific functions and responsibilities of the Governance Committee are set forth in the written Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Governance Charter"), approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. The Governance Committee also is given specific functions and responsibilities by and is subject to the Nasdaq Rules, SEC Rules, Sarbanes-Oxley, and other applicable law, which are reflected in the Governance Charter. You can obtain and review a current copy of the Governance Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Governance Charter was adopted to reflect the evolution of the Governance Committee's informal responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws, and other applicable law pertaining to governance committees. The Governance Committee reviews and reassesses the Governance Charter, Nomination Policy and Ethics Code (as such terms are defined below), as well as the By-Laws of the Corporation and the other Committee Charters, annually and recommends any needed changes to the Board for approval. The Governance Committee's most recent review was in November of 2019, when it determined no changes were then needed in the Governance Charter, Nomination Policy, Ethics Code, and the By-Laws of the Corporation and the other Committee Charters.

The Governance Committee (among other things and as more fully provided in the Governance Charter):

(a)

Oversees the identification, vetting and nomination of candidates for directors and senior Executives of SGRP and the selection of committee members, reviews their qualifications (including outside director independence) and recommends any proposed nominees to the Board;

(b)	Oversees SGRP's organizational documents and policies and practices on corporate governance and recommends any proposed changes to the Board for approval;

(c)

Oversees the 'Ethics Code and other internal policies and guidelines and monitors the Corporation's enforcement of them and incorporation of them into the Corporation's culture and business practices; and

(d)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Governance Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Governance Committee currently consists of Messrs. Mayer (its Chairman), Baer and Novgorodtsev, all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules.

During the year ended December 31, 2019, the Governance Committee met four times in regular meetings in person, and nine times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Special Subcommittee

In addition, in order to (among other things) assist the Board and the Audit Committee in connection with an overall review of the Company's related party transactions and certain worker classification-related litigation matters, in April 2017, the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to (among other things) review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting each of the relationships and transactions discussed in the description of the Company's Transactions with Related Persons, Promoters and Certain Control Persons in this Proxy Statement. The Special Subcommittee had commenced and finalized that review with the assistance of special auditors and counsel (currently counsel is still being retained by such Subcommittee). See Item 1A - Risk Factors – Risks Related to the Company's Significant Stockholders and Potential Voting Control and Conflicts, and Part I, Item 3 - Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the 2019 Annual Report.

The Special Subcommittee currently consists of Messrs. Drogue (its Chairman), McCarthey, and Baer, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules.

During the year ended December 31, 2019, the Special Subcommittee met seven times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

The Company is currently unable to predict the remaining duration and final results of this review by the Special Subcommittee.

Director Nominations: Experience, Integrity, Diversity and other Criteria

The Governance Committee oversees the identification, vetting and nomination of candidates for directors and the selection of committee members, the review of their qualifications (including outside director independence), and recommends any proposed nominees to the Board in accordance with the Governance Charter and with the SPAR Group, Inc. Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004 (the "Nomination Policy"), as approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

The Nomination Policy, applicable law and exchange rules require that a majority of the directors of the Board and all members of the Audit Committee (and its Special Subcommittee), Compensation Committee and Governance Committee satisfy the independence requirements applicable to Audit Committee members under the applicable Nasdaq Rules and SEC Rules. Each of the Audit Charter, Compensation Charter and Governance Charter also contain the same requirements that all of their respective members satisfy such independence requirements.

The Nomination Policy identifies numerous characteristics believed important by the Board for any nominee for director and provides that each nominee for director should possess as many of them as practicable. These desirable characteristics include (among other things) the highest professional and personal ethics and integrity, sufficient time and attention to devote to Board and Committee duties and responsibilities, strong relevant business and industry knowledge and contacts, and business and financial sophistication, common sense and wisdom, the contribution to the diversity of perspectives in the Board and its Committees, and the ability to make informed judgments on a wide range of issues, the ability and willingness to exercise and express independent judgments, and the apparent ability and willingness to meet or exceed the Board's performance expectations. The Nomination Policy specifically recognizes the desirability of ethnic, racial, gender and geographic diversity for the Board but does not specify any metrics for evaluating potential candidates in that regard. However, the Governance Committee takes all relevant factors (including such diversity) into account when identifying and evaluating candidates for Board membership.

Performance expectations for each director have also been established by the Board in the Nomination Policy, including (among other things) the director's regular preparation for, attendance at and participation in all meetings (including appropriate questioning), support and advice to management in his areas of expertise, maintenance of focus on the Board's agenda, understanding the business, finances, plans and strategies of Company, professional and collegial interaction, acting in the best interests of the Company and the stockholders, and compliance with the Company's Ethics Code.

Candidates for vacant positions on the Board may be suggested to the Governance Committee from time to time by its members or by officers or other directors of the Corporation. The Governance Committee generally will consider recommending the re-nomination of incumbent directors in accordance with the Nomination Policy, provided that they continue to satisfy the applicable personal characteristic criteria and performance expectations. The Nomination Policy reflects the Board's belief that qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of SGRP, and that the value of these benefits may outweigh many other factors. However, the Governance Committee is not required to recommend to the Board the nomination of any eligible incumbent director for re-election (see Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

In considering the potential director nominee slate (including incumbent directors) to recommend to the Board, the Nomination Policy directs the Governance Committee to take into account: (i) the benefits of incumbency, as noted above; (ii) any perceived needs of Board, any Committee or the Company at the time for business contacts, skills or experience or other particular desirable personal characteristics; (iii) the collegiality of Board members; (iv) the need for independent directors or financial experts under that Policy or applicable law for the Board or its Committees; (v) any other requirements of applicable law or exchange rules; and (vi) the desirability of ethnic, racial, gender and geographic diversity. The Governance Committee will consider proposed nominees from any source, including those properly submitted by stockholders (see Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

However, a majority of the stockholders may, and from time to time have, elected directors by written consent without following the policies and procedures described above and without the review or participation of the Governance Committee or its independent directors.

The nominee for director was required to complete and submit an officers' and directors' questionnaire as part of the process for making director nominations and preparation of this Proxy Statement.

The ten directors, nine of which were elected as directors at the 2020 Annual Meeting, were approved and nominated by the Board. The nine directors elected at the 2020 Annual Meeting were incumbents, although that is the first year that Mr. Mayer and Mr. Peter Brown were nominees at an annual stockholder's meeting. Mr. Lazaretos and Mr. Robert G. Brown were appointed to the Board by the Written Consent Actions submitted by the Majority Stockholders, which became effective on December 10, 2019, and April 24, 2020, respectively.  Mr. Igor Novgorodtsev was appointed to the Board effective on May 28, 2020. Based on each director’s and director nominee’s respective officers' and directors' questionnaires, as required by the Nominations Policy and the committee charters, the Governance Committee and Board each determined that, under Nasdaq Rules and SEC Rules:(i): Mr. Igor Novgorodtsev, Mr. Arthur H. Baer, Mr. Arthur B. Drogue, Mr. R. Eric McCarthey, Mr. Mayer and Mr. Lazaretos are independent directors; and (ii) Messrs. Arthur H. Baer and R. Eric McCarthey are each an "audit committee financial expert" under SEC Rules, as required by such rules and the Audit Charter.

2019 Restated By-Laws

On January 18, 2019, the Corporation settled the By-Laws Action (the "Delaware Settlement") between SGRP and the Majority Stockholders. See Note 6 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters – Delaware Litigation Settlement in the 2019 Annual Report.

In the By-Laws Action, the Corporation had sought to invalidate the proposed amendments to SGRP's then-current By-Laws put forth in a written consent by the Majority Stockholders (the "Proposed Amendments") because the Board's Governance Committee believed that the Proposed Amendments would have negatively impacted all stockholders (particularly minority stockholders) by (among other things) weakening the independence of the Board through new supermajority requirements, eliminating the Board's independent majority requirement, and subjecting various functions of the Board respecting vacancies on the Board to the prior approval of the holders of a majority of the Common Stock (i.e., the Majority Stockholders), and thus also potentially reducing the representation of SGRP's minority stockholders. See Note 6 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters – Delaware Litigation Settlement in the 2019 Annual Report.

As part of the Settlement, on January 18, 2019, the Governance Committee and Board accepted certain of the Proposed Amendments of the Majority Stockholders with negotiated changes and clarifications, and adopted the Amended and Restated By-Laws of SPAR Group, Inc. (the "Restated By-Laws"). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

In Restated By-Laws the negotiated changes to the Proposed Amendments preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders meeting and appointment of those candidates to fill Board vacancies (other than those under a written consent by the Majority Stockholders making a removal and appointment, which is unchanged).

The Restated By-Laws now also include the following:

●

Any vacancy that results from the death, retirement or resignation of a director that remains unfilled by the directors for more than 90 days may be filled by the stockholders.  But see Proposal 6, of the 2020 Annual Meeting Proxy/Information Statement, which was approved and eliminates the period during which the Board has the exclusive right to fill such vacancies.

●	Certain stockholder proposals may now be made up to the 90th day prior to the first anniversary of the preceding year's Annual Meeting.

●	The Board size can only be changed by the stockholders (as provided in such Proposed Amendments).

●	The section requiring majority Board independence has been removed (as provided in such Proposed Amendments).

●

The By-Laws now require that each candidate for director sign a written irrevocable letter of resignation and retirement effective upon such person failing to be re-elected by the required majority stockholder vote.

●	A "super majority" vote of at least 75% of all directors is now required for any of the following (as provided in such Proposed Amendments):

o	Issuance of more than 500,000 shares of stock (other than under the Corporation's stock compensation plans);

o	Issuance of any preferred stock;

o	Declaration of any non-cash dividend on the shares of capital stock of the Corporation;

o	By-Laws modification;

o	Formation or expansion of the authority of any Committee or subcommittee; or

o	Appointment or removal of any Committee director.

Limitation of Liability and Indemnification Matters

The Corporation's Certificate of Incorporation, as amended, eliminates the liability of all directors to the Corporation and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the maximum extent such liability can be eliminated or limited under the Delaware General Corporation Law, as amended (the "DGCL"), which applies to the Corporation as a Delaware corporation. The DGCL permits a certificate of incorporation to include a provision eliminating such personal liability of its directors, and such elimination is effective under the DGCL, except that such liability currently may not be eliminated or limited under the DGCL (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated By-Laws (unchanged in this regard by the latest restatement) provide that the Corporation must indemnify each of its current and former directors, executive officers and other designated persons (including those serving its affiliates in such capacities at the Corporation's request), and may in the Board's discretion indemnify the other current and former officers, employees and other agents of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding against them in such capacity to the fullest extent permitted by DGCL. The Restated By-Laws also provide that the Corporation must advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, subject to such person's agreement to the extent required by the DGCL under the circumstances to reimburse the Corporation if such person is not entitled to indemnification. The Restated By-Laws and these mandatory indemnification provisions were approved and recommended by the Governance Committee and adopted by the Board of Directors of the Corporation in order to conform to the current practices of most public companies and to attract and maintain quality candidates for its directors and management, and are included in the Restated By-Law (see above). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

Section 145 of the DGCL provides that the Corporation (as a Delaware corporation) has the power to indemnify under various circumstances anyone who is or was serving as a director, officer, employee or agent of the Corporation or (at its request) another corporation, partnership, joint venture, trust or other enterprise, which includes indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), but only if (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) in the case of any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iii) in the case of any suit by or in the right of the Corporation in which the person is adjudged to be liable to the Corporation, the applicable court determines such person is nevertheless fairly and reasonably entitled to such indemnification under the circumstances. Section 145 of the DGCL also permits the Corporation to pay or advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, and requires that the Corporation indemnify such person for such unpaid expenses upon a successful defense of such action, suit or proceeding.

The Company maintains director and officer liability insurance that (subject to deductibles, maximums and exceptions) covers most liabilities arising out of the acts or omissions of any officer, director, employee or other covered person, both for the benefit of the Company and the direct benefit of its directors and officers, regardless of whether the Restated By-Laws or DGCL Section 145 would permit indemnification of the matters covered by such insurance. The Restated By-Laws (and DGCL Section 145) expressly permit the Corporation to secure such insurance and expressly provide that their respective indemnification provisions are not exclusive of any other rights to which the indemnified party may be entitled, including such insurance.

At present, except for demands for advancement of legal fees related to the Delaware action by Messrs. Brown and Bartels, there is no pending action, suit or proceeding involving any director, officer, employee or agent of the Company in such capacity in which indemnification will be required or permitted. See Advancement Claims in Part I, Item 3 -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the 2019 Annual Report.

The Company is not aware of any pending or threatened action, suit or proceeding that may result in a claim for such indemnification. However, please see the 2019 Annual Report, Item IA Risk Factors -- Potential Conflicts with Affiliates and Risks Related to the Company's Significant Stockholders and Potential Voting Control and Conflicts and Part I Item 3, -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION.

Ethics Codes

SGRP has adopted codes of ethical conduct applicable to all of its directors, officers and employees, as approved and recommended by the Governance Committee and Audit Committee and adopted by the Board, in accordance with Nasdaq Rules and SEC Rules. These codes of conduct (collectively, the "Ethics Code") consist of: (1) the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Restated Ethical Code"); and (2) Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011. Both Committees were involved because general authority over the Ethics Codes shifted from the Audit Committee to the Governance Committee with the adoption of the committee charters on May 18, 2004. However, the Audit Committee retained the express duty to review and approve the overall fairness of all material related-party transactions. You can obtain and review current copies of such code and policy on the Company's web site (www.sparinc.com), which are posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

 STOCK-BASED COMPENSATION PLANS

Compensation Policy

The Corporation believes that its compensation packages should (i) attract and retain quality directors, executives and employees, (ii) provide total compensation competitive with similar companies, (iii) reward and reinforce the attainment of the Corporation's performance objectives, and (iv) align the interests of its directors, executives and employees with those of its stockholders (the "Corporation's Compensation Objectives"). The Compensation Committee oversees the existing and proposed compensation plans, policies and practices of the Corporation, reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice, and reviews and approves all director and executive officer compensation, to endeavor to meet the Corporation's Compensation Objectives.

The Corporation believes that the interests of its executives should be closely aligned with those of its stockholders. The Corporation's executive compensation program has three primary elements, which are fixed base salaries, annual performance-based bonuses and long-term equity incentive awards. In balancing these elements, the Corporation endeavors to strike an appropriate balance among the Corporation's annual performance, its long-term growth objectives, its ability to attract and retain qualified executive officers and the expense of such compensation. The Corporation believes it should compensate executives for their individual work and achievements, which it endeavors to do through the salaries and individual discretionary bonuses described below. In addition, the Corporation rewards executives for their contributions to the Corporation's achievement of short-term business objectives and operational and performance goals, through the annual cash and stock-based incentive bonuses described below. Grants of restricted stock, stock options and other stock-based awards under the Corporation's 2018 Stock Compensation Plan (described below) are incentives for each executive to make long-term contributions to the value of the Corporation. The Corporation considers all elements of compensation when determining the total salaries and incentives for its executives, but once determined for a particular year such elements are generally independent of each other (e.g. salary will not be affected by the size of bonuses or value of stock-based awards).

Determining Compensation

Each year the Compensation Committee receives compensation recommendations for base salary, bonuses and possible stock-based awards for its non-CEO executives from the Corporation's Chief Executive Officer, and carefully reviews and (to the extent they deem appropriate) adjusts them before approving them. These recommendations are developed by management through employee evaluations, development of business goals and input from its executives. The Corporation also provides a stock purchase plan, 401(k) plan, healthcare plan and certain other benefits to all of the Company's employees (including its executives). In addition, certain executives are party to severance agreements discussed below. The Corporation believes that it pays competitive compensation packages that allow it to attract and retain quality executives.

In setting base salaries, the Corporation considers individual performance (including the satisfaction of duties and accomplishment of previously established short-term and long-term objectives) and various subjective criteria (including initiative, dedication, growth, leadership and contributions to overall department and corporate performance). Non-executive officer salaries and salary increases are recommended by the Corporation's Chief Executive Officer and reviewed and approved by the Compensation Committee.

The Corporation's executive officers are eligible for annual cash and stock-based award bonuses based upon their individual performance, the Corporation's achievements of certain specific operating results or increases in stockholder value and they also may receive a discretionary amount based on the overall contribution of the officer to the Corporation during the year. During or before the beginning of each year the Corporation's Chief Executive Officer and the Compensation Committee establish bonus criteria for each of those officers based principally on the Corporation's achievement of specific performance goals during the year. The type of goal, thresholds and awards may vary among the executives based on their specific area of expertise and responsibilities. However, each goal is specifically designed to generate additional profit, increase revenue or otherwise increase stockholder value. Ranges are generally specified for the goals with corresponding cash and stock-based award bonuses specified for achievement. If a specified level for a goal is achieved, as determined by the Corporation and reviewed by the Compensation Committee, the applicable executives are entitled to the corresponding cash and stock-based award bonuses. All executive officer bonus plans are recommended by the Corporation's Chief Executive Officer and reviewed and approved by the Compensation Committee.

The Company believes that it is desirable to align the interests of its directors, executives, employees and consultants with those of its stockholders through their ownership of shares of Common Stock issued by SGRP ("SGRP Shares"). Although the Company does not require its directors, executives, employees or consultants to own SGRP Shares, the Company believes that it can help achieve this objective (i) by providing long term equity incentives through the issuance to its eligible directors, executives, employees or consultants of options to purchase SGRP Shares and other stock-based awards, which it believes it has done pursuant to the 2008 Plan and the 2018 Plan (as defined below), and (ii) by facilitating the purchase of SGRP Shares by all of its eligible executives, employees and consultants who elect to participate in its Employee or Consultant Stock Purchase Plans (as defined below). In particular, the Company believes that granting stock-based awards ("Awards") (including restricted SGRP Shares, stock options to purchase SGRP Shares (either incentive or nonqualified), and restricted stock units, stock appreciation rights and other awards based on SGRP Shares) to such directors, executives, employees and consultants encourages growth in their ownership of SGRP Shares, which in turn leads to the expansion of their stake in the long-term performance and success of the Company.

SGRP has granted stock option and restricted stock Awards to the Company's eligible directors, officers and employees and consultants providing services to the Company to purchase SGRP Shares pursuant to SGRP's 2018 Stock Compensation (the "2018 Plan"), and SGRP's 2008 Stock Compensation Plan (as amended, the "2008 Plan"). SGRP's stockholders approved and adopted the 2018 Plan in May 2018 and the 2008 Plan in May 2008, as the successor to various predecessor stock option plans (including the 2018 Plan and 2008 Plan, each a "Prior Plan") with respect to all new Awards granted, and an amendment to the 2008 Plan in May 2009, permitting the discretionary repricing of existing awards. SGRP also has granted stock options that continue to be outstanding under the Prior Plans. Awards granted under each Prior Plan shall continue to be governed by such Prior Plan and such Prior Plan shall continue in full force and effect for that purpose for so long as any such Awards are outstanding. New Awards could not be, and were not, issued under the 2018 Plan or any other Prior Plan after the end of its final term (which ended on May 31, 2019, in the case of the 2018 Plan). The 2018 Plan and information regarding Awards granted thereunder are summarized below, but these descriptions are subject to and are qualified in their entirety by the full text of the 2018 Plan, which is hereby incorporated by reference into this Proxy Statement from SGRP's Current Report on Form 8-K, as filed with the SEC on May 8, 2018).

At the First Special Meeting, the Corporation's stockholders voted against the ratification and approval of the 2020 Plan of SPAR Group, Inc. (the "2020 Plan")  (i) for a term from April 30, 2020 through May 31, 2021 (the "20-21 Period"), and (ii) providing for a total of 1,200,000 SGRP Shares available for future Awards during the 20-21 Period under 2020 Plan, which is attached as Annex A to the First Special Meeting Proxy/Information Statement.

As of September 30, 2019, there were Awards respecting 600,000 shares of SGRP's Common Stock that had been granted under the 2018 Plan (580,000 of which remained outstanding), and Awards respecting 3,044,927 shares of SGRP's Common Stock outstanding under the 2008 Plan.  As of September 30, 2019, and March 13, 2020, there were no Awards available for grant under the 2018 Plan.

2008 Plan Summary

2008 Plan Stock option Award activity for the years ended December 31, 2019 and 2018 are summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2018	3,334,177	$0.96	5.17	$1,221
Granted	45,000	1.67	–	–
Exercised/cancelled	306,750	0.40	–	–
Forfeited or expired	37,500	–	–	–
Outstanding at December 31, 2018	3,044,927	$1.01	4.55	$103
Granted	–	–	–	–
Exercised	804,580	0.44	–	–
Forfeited or expired	13,136	–	–	–
Outstanding at December 31, 2019	2,227,211	$1.22	4.83	$452
Exercisable at December 31, 2019	1,723,961	$1.27	4.06	$321

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2019 was $0.00. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2019 and 2018 was $257,000 and $274,000, respectively.

The Company recognized $139,000 and $155,000 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2019 and 2018, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2019 and 2018, was approximately $35,000 and $38,000, respectively.

As of December 31, 2019, total unrecognized stock-based compensation expense related to stock options was $182,000. This expense is expected to be recognized over a weighted average period of approximately 2.0 years, and will be adjusted for changes in estimated forfeitures.

2018 Plan Summary

Following are the specific valuation assumptions used for options granted in 2019 for the 2018 Plan:

Expected volatility	39%
Expected dividend yields	0%
Expected term (in years)	3
Risk free interest rate	2.3%
Expected forfeiture rate	5%

2018 Plan Stock option Award activity for the years ended December 31, 2019 and 2018 are summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2018	–	$–	–	–
Granted	245,000	1.23	–	–
Exercised/cancelled	–	–	–	–
Forfeited or expired	10,000	–	–	–
Outstanding at December 31, 2018	235,000	$1.23	9.35	$–
Granted	320,000	0.64	–	–
Exercised	–	–	–	–
Forfeited or expired	–	–	–	–
Outstanding at December 31, 2019	555,000	$0.89	8.88	$6
Exercisable at December 31, 2019	88,750	$1.23	8.35	$6

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2019 was $0.27. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2019 and 2018 was $0.

The Company recognized $90,000 and $31,000 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2019 and 2018, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2019 and 2018, was approximately $22,000 and $8,000, respectively.

As of December 31, 2019, total unrecognized stock-based compensation expense related to stock options was $122,000. This expense is expected to be recognized over a weighted average period of approximately 2.0 years, and will be adjusted for changes in estimated forfeitures.

Restricted Stock- 2008 Plan

The restricted stock Awards previously issued under the 2008 Plan vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2008 Plan is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2018, the Company did not issue restricted stock Awards to its employees or Directors.

The following table summarizes the activity for restricted stock Awards during the years ended December 31, 2019 and 2018:

	Shares	Weighted- Average Grant Date Fair Value per Share
Unvested at January 1, 2018	68,400	$1.38
Granted	–	–
Vested	(18,900)	1.48
Forfeited	(48,500)	1.35
Unvested at December 31, 2018	1,000	1.36
Granted	–	–
Vested	(1,000)	1.36
Forfeited	–	–
Unvested at December 31, 2019	–	$–

During the years ended December 31, 2019 and 2018, the Company recognized approximately $1,200 and $15,000, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2019 and 2018 was approximately $0 and $4,000, respectively. During the years ended December 31, 2019 and 2018, the total fair value of restricted stock vested was $1,000 and $23,000, respectively.

As of December 31, 2019, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $0.

Restricted Stock - 2018 Plan

The restricted stock Awards previously issued under the 2018 Plan (like those under the 2008 Plan) vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2018 Plan (like those under the 2008 Plan) is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2019, there were no restricted stock Awards issued to its Directors.

The following table summarizes the activity for restricted stock Awards during the years ended December 31, 2019 and 2018:

	Shares	Weighted- Average Grant Date Fair Value per Share
Unvested at January 1, 2018	20,000	$1.23
Granted	–	–
Vested	(10,000)	1.23
Forfeited	–	–
Unvested at December 31, 2018	10,000	1.23
Granted	–	–
Vested	(10,000)	1.23
Forfeited	–	–
Unvested at December 31, 2019	–	$–

During the years ended December 31, 2019 and 2018, the Company recognized approximately $4,000 and $20,000, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2019 and 2018 was approximately $1,000 and $5,000, respectively.

During the years ended December 31, 2019 and 2018, the total fair value of restricted stock vested was $7,000 and $12,000, respectively.

As of December 31, 2019, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $0.

Stock Purchase Plans

In 2001, SGRP adopted its 2001 Employee Stock Purchase Plan (the "ESP Plan"), which replaced its earlier existing plan, and its 2001 Consultant Stock Purchase Plan (the "CSP Plan"). These plans were each effective as of June 1, 2001. The ESP Plan allows employees of the Company, and the CSP Plan allows employees of the affiliates of the Company to purchase SGRP's Common Stock from SGRP without having to pay any brokerage commissions. On August 8, 2002, SGRP's Board approved a 15% discount for employee purchases of Common Stock under the ESP Plan and recommended that its affiliates pay 15% of the value of the stock purchased as a cash bonus for affiliate consultant purchases of Common Stock under the CSP Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation for services rendered to the Company in all capacities for the years ended December 31, 2019 and 2018, except for amounts paid to or by SAS, SBS and SIT (see - Transactions with Related Persons, Promoters and Certain Control Persons, above), by (i) the Corporation's Chief Executive Officer, and (ii) each of the other persons named below, which include the two most highly compensated Executives or other Officers of the Company. "Named Executive Officers" shall mean each of the individuals listed below, other than Mr. Bartels. The Company does not have any Non-Equity Incentive Compensation Plans other than as part of its individual Incentive Bonus Plans, any pension plans or any non-qualified deferred compensation plans, and accordingly those columns have been omitted.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Christiaan M. Olivier	2019	300,000	100,000	6,738	–	20,800	431,538
Chief Executive Officer, President and Director	2018	300,000		12,261	63,566	4,800	380,627
William H. Bartels (3)	2019	150,000				4,800	154,800
Vice Chairman and Director	2018	150,000				4,800	154,800
James R. Segreto	2019	204,749	–	–	38,560	4,800	248,109
Chief Financial Officer, Treasurer and Secretary	2018	200,000	22,000	3,163	4,755	4,800	234,817
Kori G. Belzer	2019	220,106	–	–	35,174	4,800	260,080
Chief Operating Officer	2018	215,000	30,100	3,163	4,672	4,800	257,735
Steven J. Adolph	2019	204,749	100,000	–	–	–	304,749
President International	2018	200,000	40,000	–	4,755	–	244,755
Gerard Marrone	2019	204,749	–	–	9,500	–	214,249
Chief Revenue Officer	2018	200,000	–	–	14,424		214,424

(1)

These are not amounts actually paid to or received by the Named Executive or Officer. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC-718- 10. See Note 2 to our 2019 Annual Report on Form 10-K for additional assumptions used to value stock and option awards.

(2)	"Other Compensation" primarily represents automobile allowance, except for, the $16,000 paid to Christiaan Olivier for living expenses.
(3)

Mr. Bartels retired as an employee of SGRP as of January 1, 2020, but he will continue to serve as a non-employee director. (See Bartels' Retirement and Director Compensation, below for a description of the benefits that he will receive as a director.)

Narrative to Summary Compensation Table

Compensation Elements

As indicated in the Summary Compensation Table above, in addition to base salary, we provide the following compensation and benefits to our Named Executive Officers:

●

Cash Bonuses. Annually, the Company enters into bonus plans with key management and administrators based on specified goals. The bonuses noted in the above table that were paid in 2019 were in fact earned in 2018. Management bonuses earned and accrued in 2019 of approximately $1.4 million were scheduled to be paid by March 31, 2020 but, at managements recommendation, they have been temporarily delayed to preserve cash reserves for potential impact of Covid-19. Personal that have earned 2019 bonuses entered into Delayed Payment Agreements with the Company which effectively defer these compensation payments until the later part of 2020 as cash availability projections improve.

●

Stock and Option Awards. The Corporation grants our Named Executive Officers awards of stock options and restricted stock from time to time. During 2019, the Corporation granted Messrs. Oliver, Segreto, Belzer and Marrone options to purchase shares of our common stock. Such options were issued with an exercise price equal to the fair market value on the date of grant and vest and become exercisable 25% on each of the first four anniversaries of the date of grant, provided that the recipient remains employed through the vesting date.

●

Retirement Benefits. The only retirement plan the Company maintains in the United States is its 401(k) Profit Sharing Plan, which is which is a tax-qualified defined contribution plan that is available to all of its eligible employees, including the Named Executive Officers. Although it is not required to do so, the Corporation makes discretionary contributions to plan participants from time to time. In 2019, the Corporation contributed a total of $75,000 to that plan, which was shared by its 197 participants in proportion to their respective contributions. The amounts that the Corporation contributed to each of the Named Executive Officers is included in the "All Other Compensation" column above. The Corporation does not maintain any defined benefit pension plans, supplemental retirement plans, or nonqualified deferred compensation plans. However, see Bartels' Retirement and Director Compensation, below.

●

Other Benefits and Perquisites. Other than providing car allowances and paying for life and long-term disability benefits, each as described in footnote (2) to the Summary Compensation Table above, the Corporation does not provide any perquisites or other benefits to its Named Executive Officers. The Corporation provides standard healthcare benefits to its eligible employees, including the Named Executive Officers.

We have not entered into an employment agreement with any of our Named Executive Officers.

Potential Severance Payments upon a Change-In-Control and Termination

In order to retain and motivate certain highly qualified executives in the event of a "Change-in-Control", the Corporation entered into a separate Amended and Restated Change in Control Severance Agreement (each a "CICSA") in substantially the same form (each a "CICSA") with Messrs. Oliver, Segreto, Belzer, Marrone, and Adolph. all of which are still in effect, and which each were most recently amended as of November 8, 2018. William H. Bartels, SGRP's Vice Chairman and a Director, also has an Amended and Restated Change in Control Severance Agreement dated as of December 22, 2008, which also is still in effect.

Each CICSA provides that the applicable executive will receive a lump sum severance payment if both (1) a "Change in Control" occurs (which includes certain changes in ownership as well as the hiring of a new Chief Executive Officer and non-independence of the Board), and (2) within the "Protected Period" the executive either resigns for "Good Reason" (such as an adverse change in duties or compensation) or is terminated other than in a "Termination For Cause" (as such terms are defined in the applicable CICSA). The Protected Period is equal to the greater of 36 months from the date of the CICSA or 24 months from the then most recent Change in Control (which could begin after the end of such 36 month period). The CICSA severance payment is equal to the sum of (i) the employee's monthly salary times the number of remaining months in the Protected Period following such resignation or termination, plus (ii) the maximum bonus if any that would have been paid to such employee for any bonus plan then in effect (not to exceed 25% of the employee's annual salary).

The Corporation also has entered into a separate Executive Officer Severance Agreement (each an "EOSA") with Mr. Olivier dated as of September 5, 2017, and with Mr. Adolph dated as of June 17, 2016. The EOSAs do not require a "Change in Control" but do require a resignation for "Good Reason" (such as an adverse change in duties or compensation) or termination other than in a "Termination For Cause" within the applicable "Protected Period" (which generally means the three year period following the effective date of the EOSA, but which may be extended for additional 12 month periods from time to time) for severance to be paid, as such terms are defined in the applicable EOSA. Severance payments under an EOSA are generally equal to 6 months of his salary (but without duplication of any payment due under the applicable CICSA).

  Outstanding Equity Awards at Fiscal Year-End

The following table sets forth unexercised options, unvested stock options and certain related information for each Named Officer outstanding as of December 31, 2019.

Stock Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable at 12/31/19 (#)	Number of Securities Underlying Unexercised Options Not Exercisable at 12/31/19 (#)		Option Exercise Price ($)	Option Expiration Date
Christiaan Olivier	09/05/17	250,000	250,000	(2)	$1.08	09/05/27
	05/03/18	12,500	37,500	(3)	$1.23	05/03/28
	04/05/19	18,750	56,250	(4)	$0.64	04/05/29

James Segreto	08/04/11	30,000	–		$1.23	08/04/21
	08/01/12	30,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	5,000	15,000	(4)	$0.64	04/05/29

Kori Belzer	08/04/11	35,000	–		$1.23	08/04/21
	08/01/12	35,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	05/07/17	12,500	12,500	(2)	$0.90	05/17/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	6,250	18,750	(4)	$0.64	04/05/29

Gerard Marrone	01/09/17	–	50,000	(2)	$1.00	01/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	5,000	15,000	(4)	$0.64	04/05/29

Steven Adolph	06/20/16	75,000	25,000	(1)	$0.99	06/20/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	5,000	15,000	(4)	$0.64	04/05/29

(1)	Amounts vest on the anniversary of the grant date in 2020.
(2)	Amounts vest on the anniversary of the grant date, one half in 2020 and 2021.
(3)	Amounts vest on the anniversary of the grant date one third in each 2020, 2021, and 2022.
(4)	Amounts vest on the anniversary of the grant date one fourth in each 2020, 2021, 2022, and 2023.

COMPENSATION OF DIRECTORS

The following table sets forth all compensation costs of the Corporation for services rendered to it by its directors (other than any Named Officer), and certain other amounts that may have been received by or allocated to them, for the year ended December 31, 2019. The Corporation has not given restricted stock awards to its directors and does not have pension plans or non-qualified deferred compensation plans for its directors, so those columns have been omitted.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jack W. Partridge (2)	2019	31,250	–	–	31,250
Lorrence T. Kellar (3)	2019	3,125	–	–	3,125
Arthur B. Drogue	2019	95,250	–	–	95,250
R. Eric McCarthey	2019	65,000	1,071	–	66,071
Peter W. Brown	2019	55,000	–	–	55,000
Jeffery A. Mayer	2019	64,179	–	–	64,179
Arthur H. Baer	2019	17,949	–	–	17,949
Panagiotis N. Lazaretos	2019	3,288	–	–	3,288

(1)

These are not amounts actually paid to or received by the named director. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC- 718-10.

(2)	Mr. Partridge's tenure as a director of SGRP ended in May 2019.
(3)	Mr. Kellar's tenure as a director of SGRP ended in January 2019.

Discussion of Directors' Compensation

The Compensation Committee administers the compensation of directors pursuant to SGRP's Director Compensation Plan for its outside Directors, as approved and amended by the Committee from time to time (the "Directors Compensation Plan"), as well as the compensation for SGRP's executives. The Directors Compensation Plan was modified in the March 16, 2017, quarterly meeting of the Compensation Committee, effective April 1, 2017.

Under the Directors Compensation Plan taking effect for all periods on and after April 1, 2017: each Independent Director and Non- Employee Director is entitled to receive director's fees of $55,000 per annum; each applicable Independent Director is entitled to receive for chairing the applicable committee an additional $10,000 per annum fee in the case of the Audit Committee Chairman and an additional $7,500 per annum fee in the case of the Compensation Committee Chairman and Governance Committee Chairman; and the Independent Director serving as Lead Director is entitled to receive an additional $10,000 per annum; in each case payable quarterly in cash. The Compensation Committee in May 2018 approved total compensation of $90,000 per year for the Corporation's Chairman following the retirement of Robert G. Brown as Chairman.

In addition to their cash compensation, in the past each Independent Director received options to purchase 10,000 SGRP Shares upon acceptance of the directorship, options to purchase 10,000 additional SGRP Shares after one year of service, and options to purchase 10,000 additional SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All such options have an exercise price equal to 100% of the fair market value of a SGRP Share at the date of grant and vest 100% on the first anniversary of the Award's grant date. When we have granted restricted stock awards instead of options, each Independent Director would receive 4,000 restricted SGRP Shares upon acceptance of the directorship, 4,000 additional SGRP Shares after one year of service, and 4,000 additional restricted SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All restricted SGRP Shares vest 25% on the first anniversary of the Award's grant date for a period of four years. During 2019, Messrs. Drogue, McCarthey, Partridge, and Brown each received option grants to purchase 20,000 of the Company's Common Stock and Mr. Mayer received option grants to purchase 30,000 shares of the Company's Common Stock.

All stock options and restricted stock awards to Independent Directors have been granted under the 2018 Plan and Prior Plans, under which each member of the Board is eligible to participate. Independent Directors will be reimbursed for all reasonable expenses incurred during the course of their duties. There is no additional compensation for committee participation, phone meetings, or other Board activities.

Bartels' Retirement and Director Compensation

William H. Bartels retired as an employee of the Company as of January 1, 2020. However, he will continue to serve as Vice Chairman and a member of SGRP's Board, positions he has held since July 8, 1999.

Effective as of January 18, 2020, SGRP's Governance Committee proposed and unanimously approved the following benefits for the five year period commencing January 1, 2020, and ending December 31, 2024 (the "Five Year Period"), for Mr. Bartels in connection with his retirement: (a) retirement payments of $100,000 per year ("Retirement Compensation"); (b) the then applicable regular non-employee director fees ("Regular Fees"), currently $55,000 per year, and a supplemental Board fee of $50,000 per year ("Supplemental Fees"); and (c) the same medical, dental, eye and life insurance benefits he received as of December 31, 2019, under an arrangement whereby Mr. Bartels shared part of the cost of Medicare and supplemental health benefits, currently valued at approximately $15,588 per year ("Medical Benefits"); in each case paid in accordance with SGRP's payroll schedule and policies, and payable whether or not Mr. Bartels remains a director of SGRP for any reason.

The Retirement Compensation, Regular Fees and Supplemental Fees that remain unpaid during the Five Year Period: (i) shall be accelerated and paid to Mr. Bartels (or his heirs or assigns) in full upon the sale to a third party of a majority of the SGRP Shares or all or substantially all of SGRP's assets; and (ii) shall survive and be payable in full to his heirs and assigns in the event of the death of Mr. Bartels.

Based on current rates and benefits, the aggregate value of such compensation, fees and benefits payable to Mr. Bartels will be approximately $220,558 per year and a total of $1,102,940 for the Five Year Period. Such compensation, fees and benefits (in whole or in part) may be extended beyond the Five Year Period in the discretion of the Board.

In the event of  any future business transaction involving Mr. Bartels and SGRP for which Bartels may receive additional compensation as mutually agreed at the time of or in connection with such transaction, which under applicable law also will require approval of SGRP's Audit Committee as a related party payment or transaction (as Mr. Bartels will still be a related party if he is then a director or significant stockholder), such retirement compensation, fees or benefits will not offset, replace or limit any such additional approved transactional compensation payable to Mr. Bartels.

Mr. Bartels is one of the founders and a significant stockholder of SGRP (holding approximately 25.1% of the SGRP Shares).  He also is part of a control group holding a majority of the SGRP Shares with Robert G. Brown (together with Mr. Bartels, the "Majority Stockholders"), which group recently acted to (1) unilaterally select, appoint and elect Panagiotis ("Panos") N. Lazaretos to serve on the board of directors of SGRP, effective on December 10, 2019, and unilaterally select, appoint and elect Robert G. Brown to serve on the board of directors of SGRP, effective as of the Brown Effective Time (see Information in Connection with Appointment of Robert G. Brown as a Director and Background in Proposal 1 in the First Special Meeting Proxy/Information Statement).  See SGRP's Preliminary Proxy Statement as filed with the SEC effective on January 31, 2020, and SGRP's Current Reports on Form 8-K as filed with the SEC on January 31, 2020, January 7, 2020, September 16, 2019, August 23, 2019, and August 12, 2019.

 COMPENSATION PLANS

Equity Compensation Plans

The following table contains a summary of the number of shares of Common Stock of SGRP to be issued upon the exercise of stock options outstanding at December 31, 2019, under the 2018 Plan and 2008 Plan and the Prior Plans, the weighted-average exercise price of those outstanding stock options, and the number of additional shares of Common Stock remaining available for future issuance of stock options and other stock based awards.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding stock options and stock rights (#)	Weighted average exercise price of outstanding stock options and stock rights ($)	Number of securities remaining available for future issuance of options, rights and other stock based awards (#)
Equity compensation plans approved by security holders:
2008 Plan	2,227,211	$1.22	–
2018 Plan	555,000	$0.89	–

Audit and Compensation Committee Interlocks and Insider Participation

No member of the Board's Audit Committee, Compensation Committee or Governance Committee was at any time during the year ended December 31, 2019, or at any other time an officer or employee of the Company. No executive officer of the Company or Board member serves as a member of the board of directors, audit, compensation or governance committee of any other entity that has one or more executive officers serving as a member of SGRP's Board, Audit Committee, Compensation Committee or Governance Committee, except for the positions of Messrs. Brown and Bartels as directors and officers of SGRP and as directors and officers of each of its affiliates, including SBS, SAS and SIT (see Transactions with Related Persons, Promoters and Certain Control Persons, above).

NO OTHER BUSINESS

In accordance with the Restated By-Laws, no proposals or matters other than those specifically described above are permitted to come before the Special Meeting.  If any other matters or motions are attempted to be presented at the Special Meeting, they will be ruled out of order and denied.  It is the intention of the persons named in the accompanying form of Proxy to vote Proxies in accordance with their judgment on those matters or motions to the greatest extent permitted by applicable law, including any matter dealing with the conduct of the Special Meeting.

STOCKHOLDER COMMUNICATIONS

Communications with SGRP and the Directors

Generally, a stockholder who has a question or concern regarding the business or affairs of SGRP should contact the Chief Financial Officer of SGRP. However, if a stockholder would like to address any such question directly to the Board, to a particular Committee, or to any individual director(s), the stockholder may do so by sending his or her question(s) in writing addressed to such group or person(s), c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, and marked "Stockholder Communication".

SGRP has a policy of generally responding in writing to each bona fide, non-frivolous, written communication from an individual stockholder. This policy is reflected in the SPAR Group, Inc. Statement of Policy Respecting Stockholder Communications with Directors dated as of May 18, 2004, approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

In addition, questions may be asked of any director before the Special Meeting and all of SGRP's directors are expected to attend the Special Meeting. Additionally, the Corporation believes its directors should attend all possible meetings of the Board and its committees and stockholders, but has not specified any required minimum attendance.

Submission of Stockholder Proposals and Director Nominations for Annual Meetings

For any business, nominee or proposal to be properly brought before any annual meeting by a stockholder (acting in his or her capacity as stockholder), the Restated By-Laws require that such stockholder must give timely written notice thereof by physical delivery to the Secretary of SGRP. Any stockholder who wishes to present any business, nominee or proposal for action at the 2021 Annual Meeting of SGRP stockholders (the "2021 Annual Meeting") must notify SGRP by no later than February 12, 2021. Such stockholder's notice shall be in the form and contain the substance required under the Restated By-Laws and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, notices of stockholder proposals and nominations submitted after February 12, 2021, or that do not conform to the requirements of the Restated By-Laws or Rule 14a-18 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in SGRP's Proxy Statement and form of proxy) will be considered untimely or incomplete, respectively, and thus such matters will not be brought before the 2021 Annual Meeting.

Stockholder proposals submitted under Rule 14a-18 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in SGRP's Proxy Statement and form of proxy) can be submitted by no later than the 90th day preceding the scheduled stockholder meeting. Since such a proposal does not have to be in the Proxy Statement, this provision was added to the Restated By-Laws pursuant to the Settlement (see 2019 Restated By-Laws, above) and principally benefits those who make such a proposal and have sufficient votes to approve it, such as the Majority Stockholders. However, the Corporation may choose to voluntarily include such a proposal in its Proxy Statement to provide actual notice to all of its stockholders.

The Restated By-Laws provide that a stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the 2021 Annual Meeting (i) a brief description of the business, nominee or proposal desired to be brought before the 2021 Annual Meeting and the reasons for considering the same at the 2021 Annual Meeting, (ii) the name and address, as they appear on SGRP's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of SGRP's stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial interest of such stockholder (or any affiliate or family member of such stockholder), whether current or at any time within the past three years, in such business, nominee or proposal. In addition, if the notice is a nomination of a candidate for director, the stockholder's notice also must contain (A) the proposed nominee's name and qualifications, including five year employment history with employer names and a description of the employer's business, whether such individual can read and understand basic financial statements, and board memberships (if any), (B) the reason for such recommendation, (C) the number of shares of stock of SGRP that are beneficially owned by such nominee, (D) a description of any business or other relationship, whether current or at any time within the past three years, between such nominee (or any affiliate or family member of such nominee) and either the Company, any of its directors or officers, its auditor, or any of its customers or vendors, and (E) a description of any financial or other relationship, whether current or at any time within the past three years, between the stockholder (or any affiliate or family member of such stockholder) and such nominee (or any affiliate or family member of such nominee).

If it is determined by the Governance Committee or the presiding officer of the 2021 Annual Meeting that a stockholder proposal was not made in accordance with the terms of the Restated By-Laws or the applicable SEC Rules or is not under the circumstances required to be considered thereunder, such proposal will not be acted upon at the 2021 Annual Meeting.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver the Company's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of any Notice of Internet Availability of Proxy Materials and/or a printed version of the 2019 Annual Report to stockholders and this Proxy Statement. Upon oral or written request, the Company will promptly deliver a separate copy of the above materials to any stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also request delivery in the future of a single copy of such documents if they are currently receiving multiple copies of such documents. Stockholder may notify SGRP of their requests by writing to: c/o Spar Group, Inc., Attn: James R. Segreto, 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604.

Q&A/Information Regarding Virtual Attendance at the Special Meeting

Further details and frequently asked questions regarding the Special Meeting are available on the Company's Investor Relations website at https://investors.sparinc.com/.

OTHER REPORTS

A COPY OF THE 2019 ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 (THE "2019 ANNUAL REPORT") FILED WITH THE SEC ON APRIL 14, 2020 AND THE CURRENT REPORTS ON FORM 8-K REFERENCED IN THIS PROXY STATEMENT ARE AVAILABLE AT INVESTORS.SPARINC.COM/SEC-FILINGS.

SGRP WILL PROVIDE EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT (EXCLUDING ALL EXHIBITS NOT EXPLICITLY INCORPORATED BY REFERENCE HEREIN). REQUESTS FOR COPIES OF THE 2019 ANNUAL REPORT MUST BE SENT TO C/O SPAR GROUP, INC., ATTN: JAMES R. SEGRETO, 333 WESTCHESTER AVENUE, SOUTH BUILDING, SUITE 204, WHITE PLAINS, NEW YORK 10604.

THE 2019 ANNUAL REPORT, THE QUARTERLY REPORTS ON FORM 10-Q AND THE CURRENT REPORTS ON FORM 8-K REFERENCED IN THIS PROXY STATEMENT ARE NOT PART OF SGRP'S SOLICITING MATERIAL.

PROXIES AND SOLICITATION

The proxy accompanying this Proxy Statement is solicited on behalf of the SGRP's Board of Directors. Proxies for the Special Meeting are being solicited by mail directly and through brokerage and banking institutions. SGRP will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by directors, officers and regular employees of SGRP (who will not be specifically compensated for such services) personally or by telephone. SGRP will reimburse banks, brokers, custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

All stockholders are urged to complete, sign and promptly return the enclosed proxy card.

/s/ James R. Segreto
James R. Segreto
Secretary, Treasurer and Chief Financial Officer

White Plains, New York
July 17, 2020